EXHIBIT 10.28

FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
BMIF/BSLF II RANCHO MALIBU LIMITED PARTNERSHIP
an Illinois Limited Partnership

Dated as of June 23, 2003

FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
BMIF/BSLF II RANCHO MALIBU LIMITED PARTNERSHIP (the "Partnership")

PREAMBLE AND RECITALS

THIS FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (the " Agreement ") is made and entered into and effective as of the 23 rd day of June, 2003, by and among RMLP, INC., a Delaware corporation (" RMLP "), C&D IT LLC, a Delaware limited liability company (" C&D ", and together with RMLP, the " Existing Partners "), and VINTAGE RANCHO MALIBU, LLC, a California limited liability company (" Vintage " and together with the Existing Partners, each a " Partner " and collectively, the " Partners ").

WHEREAS, the Partnership was formed pursuant to the terms of that certain Partnership Agreement dated July 1, 1992, as subsequently amended and modified (the " Existing Partnership Agreement "); and

WHEREAS, the Existing Partners are currently co-managing general partners of the Partnership and the sole interest holders in the Partnership, with C&D holding a 25% general partner interest and RMLP holding a 1.05% limited partnership interest and a 73.95% general partnership interest; and

WHEREAS, in order to facilitate the development and sale of the Land (as defined herein), the Existing Partners as co-managing general partners have determined that it is in the best interests of the Partnership to admit Vintage as an additional co-managing general partner and the Development General Partner (as defined herein); and

WHEREAS, the Existing Partners and Vintage have agreed to reflect Vintage’s admission to the Partnership and the terms thereof by amending and restating the Existing Partnership Agreement pursuant to this Agreement;

NOW, THEREFORE, in consideration of the Recitals, which are incorporated herein, the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Partners agree as follows:

ARTICLE 1.
ORGANIZATION

1.1    Continuation.
The Partnership was formed and shall continue to operate as a limited partnership for the limited purposes and scope set forth in this Agreement. The Partnership is governed by the Revised Uniform Limited Partnership Act of the State of Illinois, as from time to time amended, except that, unless prohibited by said Act, the provisions hereof shall control over any contrary provisions of the Act.

1.2    Name.
The name of the Partnership is BMIF/BSLF II RANCHO MALIBU LIMITED PARTNERSHIP, and the business of the Partnership shall be conducted solely under such name, and all assets of the Partnership shall be held under such name.

1.3    Principal Place of Business; Other Places of Business.
The principal office of the Partnership is located at 18401 Von Karman Blvd., Suite 350, Irvine, California 92612, or such other place within the State of California as the Development General Partner may from time to time designate. The Partnership may maintain offices at such other place or places within or outside the State of California as the Partners deem advisable.

1.4    Business Purpose; Business of Partners.
The business purpose of the Partnership is (a) to complete the obtaining of entitlements for the construction of approximately forty-six (46) residential lots on the Land and construct on the Land up to forty-six (46) finished houses in accordance with an approved Budget, (b) to market, lease and/or sell such finished houses to home buyers, and (c) to otherwise own, manage, operate, lease, mortgage, encumber, maintain, improve, transfer or in any manner dispose of or deal with the Property and do and perform all things necessary or incidental to or connected with such activities as the Partners may agree upon or as specifically provided by the terms of this Agreement. The Partnership may engage in any lawful act or activity for which a limited partnership may be organized under the Act. Partners shall have the right to engage or invest in any business activity, enterprise or venture.

1.5    Fictitious Business Name Statements.
Following the execution of this Agreement, fictitious business name statements shall be filed and published when and if the Development General Partner determines it necessary. Any such statement shall be renewed as required by law.

1.6    Certificate of Amendment.
Promptly after the execution of this Agreement by all parties hereto, RMLP shall prepare and file with the Illinois Secretary of State a Restated Certificate of Limited Partnership reflecting the admission of Vintage as the Development General Partner and such other matters as may be required under the Act by reason of the execution and delivery of this Agreement or otherwise as determined by RMLP. Upon the written request of RMLP, each of the Partners agrees to promptly execute such Restated Certificate of Limited Partnership to the extent required under the Act.

1.7    Designated Agent for Service of Process.
The designated agent for service of process on the Partnership in the State of Illinois is Illinois Corporation Service Company and the address for service of process of the designated agent is 700 South Second Street, Springfield, Illinois, 62704.

1.8    Term.
The Partnership shall continue until December 31, 2013, unless sooner terminated pursuant to this Agreement.

ARTICLE 2.
DEFINITIONS

The following capitalized words and phrases used in this Agreement shall have the following meanings:

2.1    "Act"
means the Revised Uniform Limited Partnership Act of the State of Illinois, as amended through the date hereof.

2.2    "Adjusted Capital Account"
means, with respect to any Partner, the balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after: (a) adding to such Capital Account the amount that such Partner is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) subtracting from such Capital Account such Partner’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)( d )(4), (5) and (6).

2.3    "Affiliate"
means, with reference to a specified Person: (a) a Person that, directly or indirectly, through one or more intermediaries, has voting control or has its voting controlled by, or is under common voting control with, the Person specified, (b) a Person that is an officer, director, partner or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, director, partner or trustee, or serves in a similar capacity, or (c) any spouse, parent, grandparent, child, sibling or grandchild of the specified Person, or a spouse of any of the foregoing, and any trust or estate, all of the beneficiaries of which consist of one or more of the foregoing specified Persons.

2.4    "Agreement"
is defined in the Preamble.

2.5    "Capital Account"
means the Capital Account maintained for each Partner on the Partnership’s books and records in accordance with the following provisions:

2.5.1    To each Partner’s Capital Account there shall be added (a) such Partner’s Capital Contributions, (b) such Partner’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Article 4 hereof or other provisions of this Agreement, and (c) the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

2.5.2    From each Partner’s Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Property (other than cash) distributed to such Partner (other than any payment of principal and/or interest to such Partner pursuant to the terms of a loan made by the Partner to the Partnership) pursuant to any provision of this Agreement (net of liabilities encumbering the distributed assets that such Partner is considered to assume or take subject to under Code Section 752), (b) such Partner’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Partner pursuant to Article 4 hereof, and (c) liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

2.5.3    The Development General Partner may cause an increase or decrease to the Capital Accounts of the Partners to reflect a revaluation of assets on the Partnership’s books and records. Any such adjustments shall be made in accordance with Regulations Section 1.704-1(b)(2)(iv)( g ).

2.5.4    In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

2.5.5    In determining the amount of any liability for purposes of Sections 2.5.1 and 2.5.2 hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

2.5.6    Adjustments to Capital Accounts in respect of Partnership income, gain, loss, deduction and non-deductible expenditures (or any item thereof) shall be made with reference to the federal tax treatment of such items (and, in the case of book items, with reference to federal tax treatment of the corresponding tax items) at the Partnership level, without regard to any requisite or elective tax treatment of such items at the Partner level.

2.5.7    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Development General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Development General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Article 8 hereof upon the dissolution of the Partnership. The Development General Partner shall also make (a) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)( q ), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

2.6    "Capital Contributions"
means the total amount of money and the initial Gross Asset Value of property (other than money) contributed to the capital of the Partnership by a Partner, whether as an initial Capital Contribution or as an additional Capital Contribution.

2.7    "Cash Available for Distribution"
means, with respect to any fiscal year or other period, all Partnership cash receipts (but excluding any proceeds from a Terminating Capital Transaction), after deducting (a) payments for cash expenses (whether capital or ordinary) paid by the Partnership during such period other than Preference Distributions, (b) payments required to be made in connection with any loan to the Partnership, and (c) any other amounts set aside for the restoration, increase or creation of reasonable Reserves.

2.8    "Code"
means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

2.9    "Construction Loan"
means the development and/or construction loan with respect to the development of, and improvements to be constructed on, the Land by the Partnership.

2.10    "Depreciation"
means, for each fiscal year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided , however , that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Development General Partner.

2.11    "Development General Partner"
shall mean Vintage Rancho Malibu, LLC, a California limited liability company, or its successor, determined in accordance with Section 5.8 below.

2.12     "Economic Interest"
means a Person’s right to share in the Net Profits, Net Losses, or similar items of, and to receive distributions from, the Partnership, but does not include any other rights of a Partner including, without limitation, the right to vote or to participate in the management of the Partnership, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Partnership.

2.13    "Environmental Law"
shall mean all federal, state and local laws, statutes, ordinances, regulations, rules, judicial and administrative orders and decrees pertaining to hazardous materials or hazardous substances.

2.14    "Final Map"
shall mean a final subdivision map for the Property which complies with the requirements of the California Subdivisions Map Act (California Government Code Sections 66410 et seq. ).

2.15    "Gross Asset Value"
means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

2.15.1    The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the Partners.

2.15.2    The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in subsections (a) through (d) hereof shall be adjusted to equal their respective gross fair market values, as determined by the Partners using such reasonable method of valuation as they may adopt, as of the following times:

(a)    the acquisition of an additional interest in the Partnership by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the Partners reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(b)    the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership, if the Partners reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(c)    the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)( g ); and

(d)    at such other times as the Partners shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.
2.15.3    The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the Partners.

2.15.4    The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)( m ); provided , however , that Gross Asset Values shall not be adjusted pursuant to this Section 2.15.4 to the extent that the Partners reasonably determine that an adjustment pursuant to Section 2.15.2 above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 2.15.4.

2.15.5    If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to Section 2.15.1, Section 2.15.2 or Section 2.15.4 hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

2.16    "Improvements"
is defined in Section 5.3.1(o).

2.17    "Knowledge" or "to the knowledge"
of any person, or words of similar import, mean the actual knowledge of such person. With respect to the Existing Partners, "knowledge" shall mean the actual knowledge of James A. Coyne or Gary D. Engle.

2.18    "Land"
shall mean that certain real property located in the unincorporated area of the County of Los Angeles, California, and described on Exhibit A attached hereto and incorporated herein by this reference.

2.19    "Liquidation"
shall mean, with respect to the Partnership, the earlier of the date upon which the Partnership is terminated under Section 708(b)(1) of the Code, or the date upon which the Partnership ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts and distributing any remaining balance to its Partners), and with respect to a Partner (under circumstances in which the Partnership is not in Liquidation) means the liquidation of a Partner’s interest in the Partnership under Regulation Section 1.761-1(d).

2.20    "Majority in Interest of the Partners"
means Partners holding, in the aggregate, a majority of the Percentage Interests held by all Partners.

2.21    "Management Fee Draw Amount"
means, subject to the limitations set forth in Section 5.5.3 (i) for the period when no grading of the Project is occurring or no construction of any houses in the Project is occurring, an amount equal to $20,000 per month; (ii) for the period when grading of the Project is occurring but no construction of any houses in the Project is occurring, an amount equal to $25,000 per month; and (iii) for the period when construction of any houses in the Project is occurring, an amount equal to $30,000 per month. For purposes hereof, "construction of any houses" shall be deemed to have commenced upon commencement of the trenching for the foundation of such house(s).

2.22    "Material Adverse Effect"
means a material adverse effect (a) on the business, assets or financial condition of the Partnership or (b) on the ability of the Partnership to carry on its business as it is presently being conducted, including without limitation the development of the Project.

2.23     "Net Profits" or "Net Losses"
means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

2.23.1    Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.23 shall be added to such taxable income or loss;

2.23.2    Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)( i ), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.23, shall be subtracted from such taxable income or loss;

2.23.3    Gain or loss resulting from any disposition of Property where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

2.23.4    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

2.23.5    To the extent an adjustment to the adjusted tax basis of any asset included in Property pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

2.23.6    If the Gross Asset Value of any Partnership asset is adjusted in accordance with Section 2.15.1 or Section 2.15.2 of this Agreement, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

2.23.7    Notwithstanding any other provision of this Section 2.23, any items that are specially allocated pursuant to Section 4.4 hereof shall not be taken into account in computing Net Profits or Net Losses.

2.24    "Nonrecourse Liability"
has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

2.25    "Partner"
means a Person who owns a Partnership Interest, including an assignee of a Partnership Interest, but not merely of an Economic Interest, and who has been duly admitted as a partner of the Partnership.

2.26    "Partnership Interest"
means the entire ownership interest of a Partner in the Partnership at any particular time, including without limitation the Partner’s Economic Interest, any and all rights to vote and otherwise participate in the Partnership’s affairs, and the rights to any and all benefits to which a Partner may be entitled as provided in this Agreement or by law together with any and all obligations of such Partner to comply with all of the terms and provisions of this Agreement or law.

2.27    "Partner Minimum Gain"
means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

2.28    "Partner Nonrecourse Debt"
has the meaning set forth in Regulations Section 1.704-2(b)(4).

2.29    "Partner Nonrecourse Deductions"
has the meaning set forth in Regulations Section 1.704-2(i).

2.30    "Partnership Minimum Gain"
has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1).

2.31    "Percentage Interest"
means forty-eight percent (48%) with respect to Vintage, thirty-nine percent (39%) with respect to RMLP, and thirteen percent (13%) with respect to C&D, as such percentages may be amended or supplemented from time to time (including, without limitation, as a result of Section 3.3 below).

2.32    "Person"
means and includes an individual, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization, an association, a corporation, a government or any department or agency thereof, or any entity similar to any of the foregoing.

2.33    "Preference Distribution"
shall mean with respect to (a) Vintage, an amount equal to eight percent (8%) per annum with respect to its Unreturned Initial Contribution Account or ten percent (10%) per annum with respect to its Unreturned Additional Contribution Account, determined on a cumulative basis and compounded quarterly and beginning as of the later of the date hereof or the date of the Capital Contribution; (b) C & D, an amount equal to seven and one-half percent (7.5%) per annum with respect to its Unreturned Existing Contribution Account or ten percent (10%) per annum with respect to its Unreturned Additional Contribution Account, if any, determined on a cumulative basis and compounded quarterly and beginning as of the later of the date hereof or the date of the Capital Contribution; and (c) RMLP, an amount equal to seven and one-half percent (7.5%) per annum with respect to its Unreturned Existing Contribution Account, eight percent (8%) per annum with respect to its Unreturned Initial Contribution Account, or ten percent (10%) per annum with respect to its Unreturned Additional Contribution Account, determined on a cumulative basis and compounded quarterly and beginning as of the later of the date hereof or the date of the Capital Contribution. For financial and income tax reporting purposes, Preference Distributions shall be treated as priority distributions of capital, and thus neither the accrual nor the payment of the Preference Distribution shall be treated as an expense of the Partnership nor be regarded as a "guaranteed payment" within the meaning of Section 707(c) of the Code.

2.34    "Preliminary Report"
means that certain Preliminary Report dated June 2, 2003 issued by LandAmerica as NCS Case No. 03-000526.

2.35    "Project"
means the development of the Land with the Improvements and the marketing and sale thereof.

2.36    "Property"
means all direct and indirect interests in real and personal property owned by the Partnership from time to time, and shall include both tangible and intangible property (including cash).

2.37    "Regulations"
means proposed, temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

2.38    "Regulatory Allocations"
is defined in Section 4.4.7.

2.39    "Reserves"
means, with respect to any fiscal year or other period, funds set aside as or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the Development General Partner for working capital, to pay taxes, insurance, debt service, and other costs or expenses incident to the ownership of the Property and the conduct of business by the Partnership as contemplated hereunder.

2.40    "Tentative Map"
means that certain Vesting Tentative Map for the Project, Tract No. 46277, identified as No. 129-017 on the first sheet of said map

2.41    "Terminating Capital Transaction"
means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

2.42    "Title Policy"
means a CLTA Owners Policy of Title Insurance issued by a title company reasonably acceptable to Vintage providing coverage in the amount of $13,000,000 insuring the Partnership that fee title to the Land is vested in the Partnership subject only to standard exceptions of the Title Policy, current taxes, bonds and assessments shown in the Preliminary Report not delinquent and paid current, and such other exceptions to title reasonably acceptable to Vintage, together with such endorsements as Vintage may reasonably require.

2.43    "Transfer"
means a sale, conveyance, exchange, assignment, pledge, encumbrance, making a gift of, hypothecation or other transfer, or an agreement to do any of the foregoing.

2.44    "Unreturned Additional Contribution Account"
shall mean, with respect to each Partner, the amount of cash and the Gross Asset Value of the property contributed by such Partner to the capital of the Partnership pursuant to Section 3.2 below (net of liabilities secured by such contributed property that the Partner is considered to assume or take subject to under Section 752 of the Code) and decreased by Cash Available for Distribution distributed to such Partner by the Partnership pursuant to Section 4.1.1(e) below.

2.45    "Unreturned Initial Contribution Account"
shall mean, with respect to (a) Vintage, the amount of cash and the Gross Asset Value of the property contributed by such Partner to the capital of the Partnership pursuant to Section 3.1 below (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code) and decreased by Cash Available for Distribution distributed to such Partner by the Partnership pursuant to Sections 4.1.1(a) and (g) below; (b) RMLP, the amount of cash and Gross Asset Value of the property contributed by such Partner to the capital of the Partnership pursuant to Section 3.1 below (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code) and which exceeds three million dollars ($3,000,000) and decreased by Cash Available for Distribution distributed to such Partner by the Partnership pursuant to Sections 4.1.1(g) and 4.1.1(h) below; and (c) C&D, $0.00.

2.46    "Unreturned Existing Contribution Account"
shall mean, with respect to (a) RMLP, three million dollars ($3,000,000) and decreased by Cash Available for Distribution distributed to such Partner by the Partnership pursuant to Section 4.1.1(c) below; and (b) C &D, two million dollars ($2,000,000) and decreased by Cash Available for Distribution distributed to such Partner by the Partnership pursuant to Section 4.1.1(c) below.

2.47    "Unreturned Total Contribution Account"
shall mean, with respect to each Partner the sum of such Partner’s Unreturned Existing Contribution Account, Unreturned Initial Contribution Account, and Unreturned Additional Contribution Account.

ARTICLE 3.
CAPITAL; CAPITAL ACCOUNTS AND PARTNERS

3.1    Initial Cash Contributions.

3.1.1    The Existing Partners acknowledge that Vintage has previously performed work for the benefit of the Partnership, and has paid, or will pay, for such work, and has incurred other costs (including, without limitation, legal fees) in the amount of One Hundred Five Thousand Dollars ($105,000). Effective as of the date of this Agreement, Vintage shall receive a credit to its Capital Account in the amount of $105,000 as full reimbursement to Vintage for such payments; provided, however, to the extent such costs have not yet been paid, Vintage agrees to pay such costs prior to delinquency from its own funds and not from Partnership funds. As of the date hereof, the Existing Partners and Vintage acknowledge and agree that, after the application of Section 2.15.2, the total credit in the Existing Partners’ Capital Accounts is Eleven Million Dollars ($11,000,000), to be allocated Two Million Dollars ($2,000,000) to C&D and Nine Million Dollars ($9,000,000) to RMLP, as may increased or decreased pursuant to the terms hereof. RMLP shall also be reimbursed by the Partnership, or the Partnership shall otherwise pay, from the Capital Contributions made by Vintage pursuant to Section 3.1.2 below for costs related to the Land and benefiting the Partnership incurred by RMLP or the Partnership from and after March 24, 2003 through the date of this Agreement (including, without limitation, legal and engineering fees, insurance costs and development costs), in the amount of One Hundred Nine Thousand Four Hundred Forty Seven Dollars ($109,447). Such amounts shall be reimbursed to RMLP by the Partnership promptly after the execution of this Agreement to the extent incurred by RMLP or already paid by the Partnership, or promptly paid by the Partnership to the extent incurred by the Partnership and not yet paid as of the date of this Agreement; provided, however, to the extent any such costs which are reimbursed to RMLP have not yet been paid by RMLP, RMLP agrees to pay such costs prior to delinquency from its own funds and not from Partnership funds. Other than the Eleven Million Dollars ($11,000,000) credited to the Existing Partners’ Capital Accounts, neither RMLP nor C&D will receive any credit for any costs incurred or contributions made prior to March 24, 2003.

Notwithstanding the foregoing or anything to the contrary contained herein, if any Partner has incurred costs or expenses between March 24, 2003 and the date of this Agreement that have not been referenced above and the Partners agree that such expenditure was for the benefit of the Partnership, such expenditure will be promptly reimbursed by the Partnership to the Partner incurring such costs or expenses in accordance with this Section 3.1.1. The Partners will not unreasonably withhold their agreement that such expenditure provided a benefit to the Partnership.

3.1.2    Vintage shall contribute cash to the Partnership in an amount which, when combined with all cash contributions (including amounts incurred and paid to third parties) made pursuant to Section 3.1.1 above, will result in Vintage having contributed Two Million Dollars ($2,000,000) to the capital of the Partnership. Such Capital Contributions shall have been made on or prior to the date of this Agreement.

3.2    Additional Contribution Requirements.
The Partners intend to finance the development and operation of the Property by utilizing the Capital Contributions of the Partners set forth in Section 3.1 and the proceeds of third party loans, but it is intended by the Partners that C&D make no further Capital Contributions. To the extent the development and operation of the Property cannot be financed by third party loans and the Partnership therefore requires cash over and above the amounts described in Section 3.1 for any Partnership purpose, Vintage or RMLP, in its reasonable discretion if it in good faith believes that the Partnership is in need of such additional cash, may deliver written notice (" Deficit Notice ") to the other Partners of the need for such additional cash. In the event that Vintage or RMLP delivers a Deficit Notice to the other Partners, then each of Vintage and RMLP shall be obligated to contribute to the capital of the Partnership, within fifteen (15) business days of the effective date of the Deficit Notice, an amount of cash equal to fifty percent (50%) of the amount set forth in the Deficit Notice, provided that in no event shall either of Vintage or RMLP be obligated to contribute in excess of One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate pursuant to this sentence. Notwithstanding anything to the contrary contained herein, except as set forth in Section 3.1 above and in the immediately preceding sentence, neither Vintage nor RMLP shall be obligated to make an additional Capital Contribution to the Partnership unless the unanimous approval of Vintage and RMLP is obtained. If a Deficit Notice is given but neither of Vintage or RMLP are required to contribute additional cash pursuant to the preceding provisions of this Section, then the Partner which delivered the Deficit Notice shall have the right to make a loan to the Partnership in an amount up to, but not in excess of, the amount requested in the Deficit Notice. All such loans shall be unsecured and shall be at an interest rate equal to the lesser of fourteen percent (14%) per annum, determined on a cumulative basis and compounding quarterly, unless Vintage and RMLP otherwise mutually agree upon a different interest rate, or the maximum rate then permitted by law for such loans. Additionally, any such loan must be repaid in full prior to any distributions of Cash Available for Distribution pursuant to Section 4.1 below.

3.3    Remedies on Capital Default.
In the event that Vintage or RMLP fails to make all or any portion of a cash capital contribution required of such Partner pursuant to Section 3.1 or 3.2 (as the case may require, the " Non-Contributing Partner " (if RMLP is the Non-Contributing Partner, C & D will also be treated as a Non-Contributing Partner)), and the other Partner has contributed to the capital of the Partnership all of the cash required of such Partner pursuant to Section 3.1 or 3.2 (as the case may require, the " Contributing Partner "), if any, then the Contributing Partner, as sole and exclusive remedies, exercisable within ninety (90) days following the effective date of the Deficit Notice by delivery of written notice (" Election Notice ") of such election to the Non-Contributing Partner, shall have the following options:

3.3.1    The Contributing Partner may advance to the Partnership, in cash, an amount equal to the portion of such additional capital contribution required of the Non-Contributing Partner not contributed by the Non-Contributing Partner, and such advance shall be treated as a non-recourse loan (" Partner Loan ") by the Contributing Partner(s) to the Non-Contributing Partner(s), bearing interest at the lesser of fourteen percent (14%) per annum, determined on a cumulative basis and compounding quarterly or the maximum rate then permitted by law for such loans, and due and payable in full one (1) year from the date advanced and thereafter on demand. As of the date of such advance, the Non-Contributing Partner shall be deemed to have loaned an amount equal to the principal amount of such Partner Loan to the Partnership. Notwithstanding any provision of this Agreement to the contrary, until such Partner Loan is paid in full, the Non-Contributing Partner shall draw no further distributions from the Partnership and all cash or property otherwise distributable with respect to the Non-Contributing Partner’s interest in the Partnership hereunder shall be distributed to the Contributing Partner as a reduction of the amount of such Partner Loan, with such funds being applied first to reduce any interest accrued on such Partner Loan and then to reduce the principal amount thereof. Any amounts so applied shall be treated as having actually been distributed to the Non-Contributing Partner. Such Partner Loan shall be payable solely out of the distributions to which the Non-Contributing Partner may be entitled under this Agreement, and the Non-Contributing Partner shall not be personally liable for the payment of such Partner Loan. The Non-Contributing Partner hereby grants a security interest to the Contributing Partner in and to all distributions to which it may be entitled under this Agreement and hereby irrevocably appoints the Contributing Partner, and any of its agents, officers or employees, as such Non-Contributing Partner’s attorney-in-fact, with full power to prepare and execute any documents, instruments and agreements, including, without limitation, any note evidencing the Partner Loan, and such Uniform Commercial Code financing and continuation statements, mortgages and other security instruments, as may be reasonably appropriate to perfect and continue such security interest in favor of the Contributing Partner. If upon the maturity of a Partner Loan there is any principal or accrued interest which remains outstanding, the Contributing Partner may elect to (i) institute legal proceedings for the payment in full of such Partner Loan, including, without limitation, the foreclosure of the security interest granted to the Contributing Partner to secure such Partner Loan, (ii) renew such Partner Loan pursuant to the terms and provisions of this Section 3.3.1 or (iii) elect either of the other remedies set forth in this Section 3.3 by delivering written notice of such election to the Non-Contributing Partner within thirty (30) days of such maturity date. Failure of the Contributing Partner to make such election shall be deemed an election by such Contributing Partner to renew such Partner Loan pursuant to the terms and provisions of this Section 3.3.1.

3.3.2    The Contributing Partner shall have the right to purchase all, but not less than all, of the Non-Contributing Partner’s interest in the Partnership for a purchase price determined and paid as follows:

(a)    If Vintage and RMLP are unable to agree upon the purchase price of the Non-Contributing Partner’s interest in the Partnership within fifteen (15) days of the effective date of the Election Notice (or the maturity date of the Partner Loan, if applicable), then the purchase price of the Non-Contributing Partner’s interest shall be determined in the following manner:

(i)    Within ten (10) days following the expiration of the 15-day period described above, Vintage and RMLP each shall select a qualified M.A.I. appraiser with at least five (5) years experience appraising residential land in Southern California. If either Partner fails to appoint such an appraiser within the time specified, the appraiser appointed by the other Partner shall proceed to make the appraisal. If two (2) appraisers are selected, such appraisers shall appoint a third appraiser. The appraised value (" Appraised Value ") of the Property shall be determined as follows: The appraiser or three appraisers, as the case may be, shall promptly fix a time for the completion of the appraisal(s) which shall not be later than thirty (30) days from the date of appointment of the last appraiser. The appraiser(s) shall determine the Appraised Value by determining the fair market value of the Property of the Partnership, such fair market value being the fairest price estimated in the terms of money which the Partnership could obtain if such Property was sold in the open market allowing a reasonable time to find a purchaser who purchases with knowledge of the uses for which such Property in its then condition is adapted and for which such Property is capable of being used as of the effective date of the Election Notice (or the maturity date of the Partner Loan, if applicable). If three appraisals are used pursuant to the terms hereof, upon submission of the appraisals setting forth the opinions as to the Appraised Value of the Property of the Partnership, the two such appraisals which are nearest in amount shall be retained, and the third appraisal shall be discarded. The average of the two retained appraisals shall constitute the Appraised Value of the Property of the Partnership for purposes of this Section. If one appraisal is the mean of the other two appraisals, such appraisal shall constitute the Appraised Value of the Property of the Partnership for purposes of this Section.

(ii)    The purchase price of the Non-Contributing Partner’s interest in the Partnership shall be equal to eighty percent (80%) of the amount which would be distributed to the Non-Contributing Partner under Article 8 (but subject to Section 3.3.1 above, if applicable) if the Property was sold for a cash price equal to its Appraised Value as determined by the accountants employed by the Partnership. Notwithstanding the foregoing, if RMLP is the Non-Contributing Partner, the total purchase price (for both RMLP’s and C & D’s interests) shall equal the sum of: (a) one hundred percent (100%) of the amount which would be distributed to the Non-Contributing Partner under Article 8 (but subject to Section 3.3.1 above, if applicable) if the Property was sold for a cash price equal to its Appraised Value as determined by the accountants employed by the Partnership up to an amount equal to the sum of the Non-Contributing Partners’: (1) accrued and unpaid Preference Distributions on their Unreturned Existing Contribution Accounts; (2) Unreturned Existing Contribution Accounts; (3) accrued and unpaid Preference Distributions on their Unreturned Initial Capital Accounts; and (4) and an amount equal to the difference between RMLP’s Unreturned Initial Capital Account and two million dollars ($2,000,000); and (b) eighty percent (80%) of any remaining amount which would be distributed to the Non-Contributing Partners under Article 8.

(iii)    Vintage and RMLP each shall pay for the services of the appraiser appointed by it. The cost of the services of the third appraiser shall be borne equally by Vintage and RMLP. If the purchase price was determined by only a single appraiser, the cost of the services of that appraiser shall be borne equally by Vintage and RMLP.

(b)    The closing of a purchase pursuant to this Section 3.3.2 shall be held at the principal office of the Partnership on the thirtieth (30th) day after the determination of the purchase price for the Non-Contributing Partner’s interest in the Partnership. The Non-Contributing Partner shall transfer to the Contributing Partner the entire interest of the Non-Contributing Partner in the Partnership free and clear of all liens, security interests and competing claims and shall deliver to the Contributing Partner such instruments of transfer and such evidence of due authorization, execution and delivery and of the absence of any such liens, security interests or competing claims as the Contributing Partner shall reasonably request. The Contributing Partner shall pay the purchase price for the Non-Contributing Partner’s interest in the Partnership at the closing in cash.

(c)    At the closing held pursuant to this Section 3.3.2, the Contributing Partner shall deliver to the Non-Contributing Partner a legally enforceable agreement by which the Contributing Partner agrees to indemnify and hold the Non-Contributing Partner harmless from and against any and all liability for any known indebtedness of the Partnership. Notwithstanding the foregoing, the Existing Partners will remain liable for each of their obligations under Section 10.4.

3.3.3    The Contributing Partner may loan to the Partnership, in cash, an additional amount (the " Additional Loan ") equal to the portion of such additional capital contribution required and not made by the Non-Contributing Partner. In such event, as of the date of the Additional Loan by the Contributing Partner, the Percentage Interest of the Contributing Partner shall be increased by one hundred twenty percent (120%) of an amount (stated as a percentage) equal to a fraction, the numerator of which is the amount of additional cash loaned to the Partnership by the Contributing Partner which the Non-Contributing Partner was obligated and failed to contribute, and the denominator of which is the total amount which would be distributed to all of the Partners under Section 8.3.3(b) if the Property was sold for a cash price equal to its Appraised Value at the time of the Additional Loan determined in a manner consistent with that set forth in Section 3.3.2 above and such cash proceeds were distributed pursuant to Article 8. The Percentage Interest of the Non-Contributing Partner shall be correspondingly decreased. For purposes of this Section 3.3.3, the total amount which would be distributed to the Partners under Section 8.3.3(b) shall always deemed to be at least Three Hundred Thousand Dollars ($300,000).

3.4    Debt Financing.
It is the intention of the Partners that the Partnership obtains development, construction and permanent loans from an institutional lender or lenders to fully finance the development and operation of the Property. Vintage agrees to use its commercially reasonable efforts to obtain such loans on behalf of the Partnership, which loans shall be upon terms and conditions that are mutually acceptable to the Partners. Is it the intent of the Partners that the Partnership obtains the maximum available third party construction debt that is commercially available in the marketplace. No Partner shall be obligated to incur any personal liability in connection with any such loan, unless such Partner otherwise consents.

3.5    Other Matters.

3.5.1    Except as otherwise provided in this Agreement, a Partner shall not demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account, withdraw any portion of its Capital Contributions or receive any distributions from the Partnership as a return of capital on account of such Capital Contributions. Under circumstances requiring or permitting a return of its Capital Contributions, a Partner shall not have the right to demand property other than cash.

3.5.2    Except as otherwise provided by the Act or in this Agreement, no Partner shall be personally liable for the debts, liabilities, contracts or any other obligations of the Partnership, nor shall any Partner be required to lend any funds to the Partnership, unless such Partner otherwise agrees.

ARTICLE 4.
DISTRIBUTION OF CASH AVAILABLE FOR DISTRIBUTION
AND ALLOCATION OF PROFIT AND LOSS

4.1    Distribution of Cash Available for Distribution.

4.1.1    From time to time as the Development General Partner deems appropriate, but not less often than quarterly, the Partnership shall pay out the Cash Available for Distribution as follows:

(a)    First, to Vintage to the extent of the sum of Vintage’s Unreturned Initial Contribution Account and Unreturned Additional Contribution Account; provided, however, if : (x) a Final Map has been recorded in the Official Records of Los Angeles County on or before the earlier to occur of the expiration of the Tentative Map or June 9, 2005; and (y) a Title Policy has been issued to the Partnership by September 27, 2003; then no distribution will occur under this Section 4.1.1(a);

(b)    Second, to the Existing Partners to the extent of their respective accrued and unpaid Preference Distributions on their Unreturned Existing Contribution Accounts in the following proportion: 80% to C &D and 20% to RMLP until C & D’s Unreturned Existing Contribution Account equals zero and then 100% to RMLP until RMLP’s Unreturned Existing Contribution Account equals zero;

(c)    Third, to the Existing Partners to the extent of their respective Unreturned Existing Contribution Accounts in the following proportion: 80% to C &D and 20% to RMLP until C & D’s Unreturned Existing Contribution Account equals zero and then 100% to RMLP until RMLP’s Unreturned Existing Contribution Account equals zero;

(d)    Fourth, to the Partners in proportion to, and to the extent of, their respective accrued and unpaid Preference Distributions on their Unreturned Additional Contribution Accounts;

(e)    Fifth, to the Partners in proportion to, and to the extent of, their Unreturned Additional Contribution Accounts;

(f)    Sixth, to Vintage and RMLP in proportion to, and to the extent of, their respective accrued and unpaid Preference Distributions on their Unreturned Initial Contribution Accounts;

(g)    Seventh, to Vintage and RMLP in proportion to and the extent of the following: (1) to Vintage to the extent of Vintage’s Unreturned Initial Contribution Account; and (2) to RMLP in an amount equal to the difference between RMLP’s Unreturned Initial Contribution Account and two million dollars ($2,000,000);

(h)    Eighth, to RMLP to the extent of RMLP’s Unreturned Initial Contribution Account;

(i)    Ninth, to Vintage in an amount equal to the lesser of the total amount of distributions under Section 4.1.1(b) or five hundred thousand dollars ($500,000); provided, however, distributions under this Section 4.1.1(i) shall only be made to Vintage if at least sixteen (16) residential lots on the Land have been sold (it is hereby acknowledged that the purchaser of such lots can include, among others, an Affiliate of Vintage) and the close of escrow has occurred by the later of: (1) June 9, 2005; or (2) within sixty (60) days of recordation of the Final Map, but in no event later than December 31, 2004; and

(j)    Thereafter, to each of the Partners in accordance with their Percentage Interests.

4.1.2    If at the end of any calendar year it is determined that the amounts actually distributed are greater or less than the amounts properly distributable hereunder, appropriate adjustments shall be made.

4.1.3    Anything to the contrary in this Section 4.1 notwithstanding, no distributions shall be made to any Partner under this Section at any time the Partnership is delinquent on any of its obligations.

4.2    Net Losses.
Subject to Sections 4.4 and 4.5, Net Losses, and any other items of loss and deduction, of the Partnership shall be allocated among the Partners whose Capital Accounts are greater than the amount that they would receive if the Partnership were liquidated immediately preceding such allocation at the then book values of the Partnership’s assets, in proportion to and to the extent necessary to reduce their respective Capital Accounts to the amount each such Partner would receive pursuant to such liquidation. Thereafter, all Net Losses shall be allocated to the Partners in proportion to their Percentage Interests.

4.3    Net Profits.
Subject to Sections 4.4 and 4.5, Net Profits, and other items of income and gain, of the Partnership shall be allocated among the Partners whose Capital Accounts are less than the amount that they would receive if the Partnership were liquidated immediately preceding such allocation at the then book values of the Partnership’s assets, in proportion to and to the extent necessary to increase their respective Capital Accounts to the amount each such Partner would receive pursuant to such liquidation. Thereafter, all Net Profits shall be allocated to the Partners in proportion to their Percentage Interests.

4.4    Special Allocations.
Notwithstanding Sections 4.2 and 4.3 above:

4.4.1    Tax items with respect to an asset contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Partners for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations and selected by the Development General Partner. If the Gross Asset Value of any asset is adjusted pursuant to Section 2.15.2 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder. Allocations pursuant to this Section 4.4.1 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

4.4.2    If there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, then each Partner shall be allocated items of income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 4.4.2 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. The allocation otherwise required pursuant to this Section 4.4.2 shall, however, not apply to a Partner to the extent that the minimum gain chargeback rules are inapplicable in a particular circumstance as specified in or under the Regulations.

4.4.3    The Partner Nonrecourse Deductions shall be allocated each year to the Partner that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

4.4.4    If there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any taxable year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 4.4.4 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

4.4.5    If any Partner unexpectedly receives an adjustment, allocation or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)( d )(4), (5) or (6) that causes or increases a deficit Adjusted Capital Account (for this purpose, combining all Capital Accounts of such Partner), items of income and gain shall be allocated to all such Partners (in proportion to the amounts of such deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balances in such Partners’ Adjusted Capital Accounts as quickly as possible as of the end of the Partnership’s taxable year to which adjustment, allocation or distribution relates. It is intended that this Section 4.4.5 qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)( d ).

4.4.6    To the extent that an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)( m )(2) or Regulations Section 1.704-1(b)(2)(iv)( m )(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s Partnership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in the event that Regulations Section 1.704-1(b)(2)(iv)( m )(2) applies, or to the Partners to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)( m )(4) applies.

4.4.7    The allocations set forth in Sections 4.4.1 through 4.4.6 hereof (the " Regulatory Allocations ") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). The Regulatory Allocations may not be consistent with the manner in which the Partners intend to distribute the Property or allocate income or loss from the Partnership. Accordingly, the Development General Partner is hereby authorized to cause the allocation of Net Profits, Net Losses and other items of income, gains, loss and deductions of the Partnership not to distort the manner in which distributions will be divided among the Partners and, further, to ensure that the allocations set forth herein meet the requirements of the Code and the Regulations.

4.4.8    For purposes of determining the Net Profits, Net Losses and any other items of income, gain, loss and deduction allocable to any period, Net Profits, Net Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Development General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

4.5    Other Provisions.

4.5.1    For any fiscal year during which any part of a Partnership Interest or Economic Interest is transferred between the Partners or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Partnership Interest or Economic Interest shall be apportioned between the transferor and the transferee based on any method allowable under Section 706(d) of the Code and applicable Regulations and approved by the Development General Partner.

4.5.2    Except as provided in Section 4.4 hereof, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction shall be allocated among the Partners as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to this Article 4.

4.5.3    In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 4, the Development General Partner is hereby authorized to make new or different allocations in reliance on the Code and such Regulations.

ARTICLE 5.
OPERATIONS

5.1    Management by Partners.

5.1.1    Subject to the following provisions of this Article 5, the business and affairs of the Partnership shall be controlled by the unanimous decision of the Partners. The Partners shall meet at such intervals as may be determined by the Partners but not less often than quarterly. Dates, times and places of meetings shall be determined by the Partners. Notwithstanding the foregoing, any Partner may call a meeting of the Partnership at any time upon at least ten (10) days’ prior notice. Each Partner shall designate in writing delivered to the other Partners the individual or individuals who may represent the Partner at meetings of the Partnership, but each Partner shall have but one vote notwithstanding representation by more than one individual. Each Partner may, from time to time, change the individuals designated by it as representatives upon written notice to the other Partners. No meeting of the Partnership shall be held unless at least one representative of each Partner is present. Any meeting of the Partnership may be held telephonically, in person, or by such other means as approved by the Partners.

5.1.2    No Partner shall, without the consent of the other Partners, take any action on behalf of or in the name of the Partnership, or enter into any commitment or obligation binding upon the Partnership, except for (i) actions expressly provided for in this Agreement, (ii) actions by any Partner within the scope of its authority granted hereunder, and (iii) actions authorized by the Partners in the manner set forth herein. Each Partner shall indemnify and hold harmless the other Partners and its Affiliates, agents, officers, directors, partners, employees and representatives against any loss, liability, damage or expense arising out of any breach of the foregoing provisions by each such Partner or its affiliates, agents, officers, directors, partners, employees or representatives.

5.2    Development General Partner.
Vintage is hereby designated the " Development General Partner " of the Partnership to be responsible for the implementation of the decisions of the Partners and for conducting the ordinary and usual business and affairs of the Partnership as established and approved by the Partners as of the date hereof and set forth in this Agreement. Except as may be expressly provided herein, or as hereafter approved in writing by the Partners, the Development General Partner shall receive no compensation from the Partnership for the performance of its duties. The acts of the Development General Partner will bind the Partners and the Partnership when within the scope of the Development General Partner’s authority.

5.3    Duties of the Development General Partner.

5.3.1    To the extent funds of the Partnership are available for such purpose, the Development General Partner, on behalf of the Partnership, shall implement or cause to be implemented herein all decisions approved by the Partners as set forth in this Agreement and shall conduct or cause to be conducted all functions of the Partnership including, without limitation, the following:

(a)    Protect and preserve the title and interests of the Partnership with respect to the Property, including, without limitation, the Partnership’s rights to all entitlements pertaining to the Property;

(b)    Pay, before delinquency and prior to the addition thereto of interest or penalties, all taxes, assessments, insurance premiums and other impositions applicable to the Property and undertake any action or proceedings seeking to reduce such taxes, assessments, insurance premiums or other impositions;

(c)    Negotiate and, when approved by the Partners, except as hereinafter provided, enter into contracts in the name of the Partnership;

(d)    Keep all books of account and other records required by the Partnership in a safe place at the office of the Development General Partner’s principal place of business for a period of not less than ten (10) years; and keep vouchers, statements, receipted bills and invoices and all other records covering all collections, disbursements and other data in connection with the Partnership. The books and records shall consist of a series of accounts as are appropriate to the Partnership. The Development General Partner shall permit the other Partners, or any person designated by the other Partners, at any reasonable time, to audit the books, records and accounts of the Development General Partner relating to the Partnership, and the Development General Partner will exhibit such books, records and accounts to any person designated by the other Partners for such purpose, which accounts and records relating to the Partnership, including all correspondence and leases, shall be the property of the Partnership;

(e)    Prepare and deliver to each of the Partners periodic reports, not less often than quarterly, of the state of the business and affairs of the Partnership, including the statements and certificates set forth in Section 6.3;

(f)    If requested by the other Partners, have an annual audit of the Partnership’s books made by a firm of certified public accountants of nationally recognized standing selected by the other Partners, and furnish each Partner with a copy of such annual audit report together with the audited balance sheet, a statement of the Capital Accounts of the Partners and a statement of income, together with the certificates of said accountants covering the results of such audit, together with their proposed federal, state and local income tax returns of the Partnership;

(g)    Retain or engage and coordinate the services of all supervisors, architects, engineers, accountants, attorneys and other persons necessary or appropriate to carry out the business of the Partnership, which persons shall be engaged by the Partnership;

(h)    Cause the improvements to be kept in good and marketable condition as first class improvements (excepting reasonable wear and tear) and, on request, render advice concerning sales and sales prices;

(i)    Promptly comply with all laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and offices, any national or local Board of Fire Underwriters, or any other body exercising functions similar to those of any of the foregoing, which may be applicable to the Property and the operation and management thereof;

(j)    Maintain all funds of the Partnership held or received by the Partnership in accounts of a type and in a form and name and in a bank or banks, all as reasonably determined by the Development General Partner;

(k)    Set up and maintain the reserves required by the Budget as provided in Section 5.3.2 below;

(l)    Place and maintain in force insurance of the type and class required by the terms of any mortgage on the Property, or such greater coverage as approved by the Partners;

(m)    Prepare and submit, as early as practicable, to the Partners for their consideration a proposed agenda of subjects to be considered at the next ensuing meeting of the Partners;

(n)    Use commercially reasonable efforts to obtain loans on behalf of the Partnership, all as more specifically set forth in Section 3.4 above;

(o)    Act as development manager and the Partnership’s representative in connection with the construction of all improvement(s) (the " Improvements ") by the Partnership. The services to be provided shall include:

(i)    The coordination and management of the grading contractor, the architect and the general contractor, including, without limitation, the participation in conferences and the rendering of such advice and assistance as will aid in developing economical, efficient and desirable grading and construction procedures, the rendering of advice and recommendations as to the selection of subcontractors and suppliers, the review and approval of all requests for payment under the grading contract, the architectural agreement, the general contractor’s agreement, or any separate agreements with any lending institutions providing funds for the benefit of the Partnership for the grading, design or construction of the Improvements, submission of any suggestions or requests for changes which would in any reasonable manner improve the grading, design, efficiency or cost of the Improvements under construction, and any other matters of negotiation, representation, consultation, advice and the preparation of such reports as may be reasonably required by the Partners and which are generally required of construction managers of similar projects;

(ii)    The inspection of the progress of the course of grading and construction of the Improvements, including, without limitation, the verification of the materials and labor being expended in and on such grading and construction, so as to be fully competent to approve or to disapprove any request for payment made by the grading contractor, the architect, the general contractor, or other parties with respect to grading, design and construction of the Improvements, and in addition to verify that the grading and construction is being carried out substantially in accordance with the applicable plans and specifications and obtain the necessary receipts, releases, waivers, discharges and assurances to keep the Improvements free from mechanics’ and materialmen’s liens and other claims;

(iii)    Cause to be prepared and distributed to the Partners detailed construction progress reports, periodic updates thereof, other grading, design and construction cost estimates as may be required, and financial accounting reports, including, without limitation, monthly progress reports on the quality, progress and cost of construction, recommendations as to the drawing of funds from any loans arranged by the Partnership or the Partners to cover the cost of grading, design and construction of the Improvements, and recommendations as to the providing of additional capital contributions should such loan funds be unavailable or inadequate;

(iv)    Cause any contractor performing work on the Property to maintain insurance satisfactory to the Development General Partner and any mortgagee of the Property, including, without limitation, worker’s compensation insurance, employees’ liability insurance and insurance against liability for injury to persons and property arising out of all contractors’ operations, any subcontractors’ operations and the use of owned, non-owned or hired automotive equipment in the pursuit of all such operations;

(p)    Use commercially reasonable efforts in order to secure an acceptable easement from Mike Zacha for the placement of a water pressure reduction station on land owned by Mike Zacha adjacent to the Land; and

(q)    Perform other obligations provided elsewhere herein to be performed by the Development General Partner.

5.3.2    On or before October 31 of each fiscal year, the Development General Partner shall prepare and submit to the other Partners for their consideration a budget (the " Budget ") setting forth the estimated receipts and expenditures (capital, operating and other) of the Partnership for the ensuing three (3) fiscal years, which shall be on a monthly basis for the immediately ensuing fiscal year and on an annual basis for the latter two (2) fiscal years. Among other items, the Budget shall also include estimates of lot development costs, house development costs, absorption expectations, entitlement, processing, design, development, marketing and financing costs necessary to bring the Property to a finished lot condition, to construct houses thereon, and to market the finished lots and houses for sale and the plan for the major activities to be undertaken by the Partnership for the period covered by the Budget. When approved by the Partners, the Development General Partner shall implement the Budget and, subject to Section 5.3.3 below, shall be authorized, without the need for further approval by the Partners, to make the expenditures and incur the obligations provided for in the Budget for the immediately ensuing fiscal year. Notwithstanding the foregoing, if after the approval of the Budget for any fiscal year, there occurs a material adverse condition or major catastrophe (such as an act of war, cessation of trading on a national securities exchange for four (4) days or more, earthquake, flood or a similar disaster) which materially adversely affects the Property or market demand for high-end lots and homes and/or the assumptions made in the Budget, then, within ten (10) business days after notice from any Partner to the other, the Partners shall meet and diligently pursue the adoption of a revised Budget which shall be controlling for the remainder of the period covered by such Budget. The Development General Partner may not make expenditures or incur obligations in amounts which exceed one hundred ten percent (110%) of the amount provided for by the Budget for such item without obtaining the prior written consent of the other Partners. Expenses which are not included in a Budget may be incurred by the Development General Partner without the prior written consent of the other Partners provided any such expense is reasonable and is incurred in the ordinary course of business of the Partnership and individually is not in excess of Fifty Thousand Dollars ($50,000); provided further that each such expenditure shall be explained promptly in detail and in writing to the other Partners. Finally, notwithstanding the foregoing, the aggregate amount of expenditures made and obligations incurred by the Development General Partner for any fiscal year in excess of the amount provided for by the Budget for such items plus the aggregate amount of expenses incurred by the Development General Partner for the same fiscal year which are not included in the Budget may not exceed Two Hundred Fifty Thousand Dollars ($250,000) for such fiscal year without obtaining the prior written consent of the other Partners.

5.3.3    All contracts and documents relating to items which were provided for in the Budget approved by the Partners for the immediately ensuing fiscal year and involving an expenditure or obligation which is less than one hundred ten percent (110%) of the line item amount set forth in the Budget for such item or which is less than Fifty Thousand Dollars ($50,000), provided the aggregate limit set forth in the last sentence of Section 5.3.2 is not exceeded, may be executed by the Development General Partner. All contracts and documents involving an expenditure or an obligation in excess of one hundred ten percent (110%) of the line item set forth in the Budget for such item and in excess of Fifty Thousand Dollars ($50,000), and any contract, deed, deed of trust or other document involving the sale, conveyance, hypothecation or encumbrance of any portion of or any interest in the Property which is not within the parameters set forth in the Budget (or, in the case of the sale of a residential lot, is not for a price equal to at least ninety-five percent (95%) of the price contemplated by the Budget) must be executed by both the Development General Partner and a duly authorized officer or agent of the other Partners. Any document executed in the manner set forth herein shall be conclusively deemed binding upon the Partnership with respect to its dealings with third parties. No Partner shall have the authority to enter into contracts or otherwise bind the Partnership except as set forth herein.

5.3.4    Whenever the approval or consent of the Partners is required by this Agreement, such item must be approved in writing by all Partners, except as otherwise provided below in this Section. Unless otherwise expressly provided herein, if any Partner submits any matter to any other Partners for approval in the manner required by this Agreement and such Partner to whom such matter is submitted does not specifically approve or disapprove such matter within ten (10) business days thereafter, then such matter shall be deemed approved. Until Vintage, RMLP or C&D gives written notice to the contrary to the other Partners, (i) Matthew K. Osgood shall have the power and authority to bind Vintage in connection with any actions hereunder and (ii) any one (1) of James Coyne, Gary Engle or Rick Brock shall have the power and authority to bind RMLP and C&D in connection with any actions hereunder.

5.3.5    Notwithstanding any other provision of this Agreement, the Development General Partner shall have no authority without the approval of the other Partners to:

(a)    Do any act which would make it impossible to carry on the business of the Partnership;

(b)    Confess judgment against the Partnership;

(c)    Assign the property of the Partnership in trust for creditors or on the assignee’s promise to pay the debts of the Partnership;

(d)    Dispose of the goodwill of the business of the Partnership;

(e)    Submit a Partnership claim or liability to arbitration or reference;

(f)    Name or re-name the project which is comprised of the Property, as such name is used with the general public;

(g)    Implement or change product design guidelines;

(h)    Market or position the project in a manner inconsistent with the most recently approved Budget;

(i)    Sell any individual residential lots for an amount less than ninety-five percent (95%) of the sales price for such lot contemplated by the most recently approved Budget;

(j)    Establish the initial Budget including which, if any, lots would be marketed for sale and which, if any, lots would be developed into homes;

(k)    Adopt the Budget or any future budget (which will be governed by Section 5.3.2 above);

(l)    Modify this Agreement; and

(m)    Admit additional Partners to the Partnership.

Without limiting anything to the contrary contained above in this Section 5.3.5, although Section 5.4 below provides a third party with the right to rely upon the signature of the Development General Partner, if the Development General Partner binds the Partnership with respect to any matter for which the approval of the other Partners was required pursuant to this Section 5.3.5, and presuming that the approval of the other Partners was not obtained as required, then the other Partners shall have all rights and remedies provided for in this Agreement for a breach by the Development General Partner of the provisions of this Section 5.3.5, notwithstanding that the third party shall have the right to rely upon the signature of the Development General Partner with respect to such matter, and notwithstanding that such signature shall otherwise be binding upon the Partnership.

5.4    Right to Rely Upon the Authority of Development General Partner
. With respect to the Partnership’s dealings with any third parties, the signature of the Development General Partner shall be deemed binding upon the Partnership. No person dealing with the Partnership shall be required to determine the authority of the Development General Partner to bind the Partnership. If the Development General Partner executes a document on behalf of the Partnership, such document shall be binding upon the Partnership whether or not the provisions of this Agreement have been complied with.

5.5    Compensation of Partners.

5.5.1    Except as may be expressly provided herein, or as hereafter approved in writing by the Partners, no payment will be made directly or indirectly by the Partnership to any Partner for the services of such Partner or any partner, member, stockholder, director or employee of any Partner.

5.5.2    Except as expressly provided herein, as provided in the Budget or as approved by the Partners, no Partner shall be entitled to any compensation or reimbursement from the Partnership or any other Partner for expenses incurred in connection with the formation, business or affairs of the Partnership.

5.5.3    The Development General Partner shall be entitled to a management fee in an amount equal to three and three-quarter percent (3.75%) of the gross revenues received from the sale of all or any portion of the Property, including, without limitation, any Improvements constructed thereon and any proceeds received in connection with the liquidation of the Project ("Management Fee"). The Development General Partner shall be entitled to take draws from the Construction Loan and from any other available sources of up to the Management Fee Draw Amount per month, which draw shall be applied against amounts to be earned in connection with the Management Fee; provided that (i) such draws shall only be taken with respect to months in which the Development General Partner is actively involved in connection with the entitlement, development, construction and/or sales of portions of the Property; (ii) in no event shall the amount of such draws from sources not including the Construction Loan exceed $240,000 in the aggregate; (iii) in no event shall the amount of such draws exceed $750,000 in the aggregate prior to the commencement of grading of the Project; and (iv) in no event shall the aggregate amount of such draws, when added to any amounts previously paid on the Management Fee other than through such draws, exceed the aggregate amount of the Management Fee then reasonably anticipated by the Partners to be paid to the Development General Partner. Subject to the limitations set forth in clauses (i) through (iv) above, in the event that in any month sufficient funds are not available from the Construction Loan or other available sources to pay the maximum permitted Management Fee Draw Amount for such month, the shortfall for such month shall be carried forward and an amount equal to such shortfall may be paid from the Construction Loan or from any other available sources in subsequent months. The Management Fee shall be treated as a guaranteed payment and expense of the Partnership; provided, however, if immediately prior to the liquidation of the Partnership it is determined that the total amount of the Management Fee paid to the Development General Partner, whether by draws or otherwise, exceeded the amount of Management Fee which the Development General Partner was otherwise actually entitled to receive based upon the gross revenues formula first set forth above, then an amount equal to such excess shall be offset from any liquidating distributions payable to the Development General Partner pursuant to Section 8.3 and 4.1 hereof, or if such offset amount is not sufficient to repay the full amount of such excess, such excess shall be repaid by the Development General Partner to the Partnership prior to liquidation of the Partnership.

5.6    Construction Contracts.
In the event the Partners elect to improve the Land, the Partnership shall enter into contracts for such grading and construction with entities acceptable to the Development General Partner. The form and substance of any such contract shall be approved by the Development General Partner.

5.7    Obligations of the Partners.

5.7.1    The Partners shall devote only that portion of time to the Partnership affairs as may be reasonably required by the Partnership business, it being understood and agreed that the Partners may acquire other property for their own account or jointly with other parties or in other capacities and may enter into joint ventures, partnerships or other business organizations with other parties organized to pursue business similar to the purposes of the Partnership, without having or incurring any obligation to offer any interest in such activities to the Partnership or the other Partners.

5.7.2    Property standing in the name of any Partner shall be conclusively presumed not to be Partnership property, unless an instrument in writing, signed by the particular Partner, shall specify to the contrary.

5.8    Removal of Development General Partner
. The Existing Partners shall have the right to remove Vintage as the Development General Partner if (a) Vintage is not using commercially reasonable efforts to perform its duties hereunder, (b) entitlements obtained by the Partnership lapse due to the negligence of Vintage (which shall include actions or inactions by Vintage which are negligently taken or negligently omitted to be taken), (c) Vintage fails to make any required initial Capital Contribution or any required additional Capital Contribution, (d) Matthew K. Osgood is no longer actively involved in connection with the operations of Vintage, and Vintage fails to replace Matthew K. Osgood with another individual reasonably acceptable to the Existing Partners within ninety (90) days after the termination of the active involvement of Matthew K. Osgood, or (e) Vintage commits gross negligence or intentional misconduct in connection with its actions as the Development General Partner. Notwithstanding the foregoing, prior to terminating Vintage as the Development General Partner pursuant to this Section, the Existing Partners shall give written notice to Vintage of the matter giving the Existing Partners the right to elect to terminate Vintage as the Development General Partner, and the Existing Partners shall only have such termination option if Vintage does not commence to cure such matter within thirty (30) days after receipt of such notice or does not diligently pursue such cure to completion. In the event that Vintage is removed as Development General Partner as set forth in this Section, then Vintage shall remain a Partner, and the Existing Partners shall have the right to assume the obligations and rights of the Development General Partner hereunder or to engage an outside management company to serve the role of Development General Partner hereunder. In either event, either of the Existing Partners (if it elects to become the Development General Partner) or such outside management company shall be entitled to the management fee set forth in Section 5.5.3 above.

5.9    Fiduciary Duty
.The Partners shall each have such fiduciary duties to the other and to the Partnership as are provided for by the Act or otherwise under applicable Illinois law. Without limiting the foregoing, the Development General Partner shall account for any property of the Partnership in the manner required by this Agreement, shall not enter into an Agreement with any Affiliate of the Development General Partner unless the prior written consent of the other Partners is obtained, and shall not enter into any contracts or similar arrangements pursuant to which other projects in which the Development General Partner is involved receive volume discounts or other similar benefits at the expense of the project contemplated to be developed by the Partnership pursuant to this Agreement.

ARTICLE 6.
ACCOUNTING PRINCIPLES

6.1    Records and Reports.

6.1.1    The Development General Partner shall cause to be kept, at the principal place of business of the Partnership, all items required by the Act, including without limitation a current list of Partners, copies of this Agreement, copies of Partnership tax returns and financial statements for the six (6) most recent fiscal years, records of assessable property in the State of California in which the Partnership has an interest, and full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Partnership for at least the current and past four fiscal years.

6.1.2    Partners (personally or through an authorized representative) may, for purposes reasonably related to their interests, rights, or duties, examine and copy the books and records of the Partnership at all reasonable times.

6.2    Accounting Policy.
Partnership records and accounts shall be maintained on a full tax basis in accordance with tax accounting principles applied consistently with Regulation Section 1.704-1(b). The fiscal year of the Partnership shall be the calendar year commencing January 1 and ending December 31. Additionally, Vintage acknowledges that RMLP consolidates into a public company and that the books and records of the Partnership will be prepared using generally accepted accounting principles for SEC reporting companies.

6.3    Financial Statements.

6.3.1    Within thirty (30) days following the end of each calendar month, the Development General Partner shall cause to be prepared and delivered to the Partners a statement of cash receipts and disbursements for such month and a statement disclosing the Preference Distributions to the Partners for such month and the Unreturned Existing Contribution Account, the Unreturned Initial Contribution Account and the Unreturned Additional Contribution Account of the Partners as of the end of such month.

6.3.2    Within thirty (30) days following the end of each calendar quarter, the Development General Partner shall cause to be prepared and delivered to the Partners an unaudited statement of the financial condition of the Partnership as of the last day of such quarter and an unaudited income and net cash flow statement for such quarter.

6.3.3    Within thirty (30) days following the end of each fiscal year, the Development General Partner shall cause to be prepared and delivered to the Partners an annual statement of the financial condition of the Partnership (which shall disclose the Unreturned Existing Contribution Account, the Unreturned Initial Contribution Account and the Unreturned Additional Contribution Account of the Partners as of the end of such year) and an unaudited income and net cash flow statement (which shall disclose each Partner’s Preference Distributions for such year).

6.3.4    Promptly upon the written request of any of the Partners, the Development General Partner shall deliver to such Partner such other financial information concerning the Partnership as may be reasonably requested by such Partner. Additionally, if a Partner requires audited financial statements of the Partnership in order for such Partner to comply with such Partner’s public company reporting requirements, upon the written request of such Partner the Development General Partner shall promptly cause such audited financial statement to be prepared and delivered to such Partner.

6.4    Income Tax Returns.
Federal, state and local income tax returns of the Partnership shall be prepared by the Development General Partner. Copies of all tax returns of the Partnership shall be furnished for review and approval of each Partner no later than April 1 of the year immediately following the year to which such returns relate. After being approved by the Partners, the Development General Partner shall file all such returns promptly. If any Partner shall fail to approve any such return, an application for extension of time to file shall be timely filed by the Development General Partner. The Partnership’s income and expenses shall be reported under the cash method of accounting.

6.5    Tax Matters Partner; Tax Decisions.
RMLP is hereby designated as the "Tax Matters Partner" within the meaning of the Code. Notwithstanding such designation, it is agreed that (a) all tax elections to be made by the Partnership, and (b) all tax accounting decisions and other determinations having a material effect upon the taxable income, loss or separately stated tax items of the Partnership, shall be subject to the approval of all Partners (except as otherwise expressly set forth in this Agreement).

ARTICLE 7.
INTERESTS AND TRANSFERS OF INTERESTS

7.1    Transfer of Interests and Withdrawals.
Unless all of the Partners otherwise agree, which agreement may be withheld in their sole and absolute discretion, other than as provided in this Agreement, the Partners shall not (a) Transfer all or any part of their interest in the Partnership voluntarily or permit such a Transfer by operation of law, except as permitted pursuant to the terms of this Article 7, (b) withdraw from the Partnership, or (c) do any act causing the dissolution of the Partnership prior to its termination pursuant to the terms hereof. If this covenant is violated, the Partner violating this covenant shall be liable to the other Partners for damages caused by such violation.

7.2    Between Partners.
Any Partner may Transfer all or any part of its interest in the Partnership to another Partner on terms and conditions agreed upon by the Partners. Additionally, any Partner may transfer all, but not a part, of its interest in the Partnership to an Affiliate, provided that such transfer does not result in a termination of the Partnership under Section 708(a)(1)(B) of the Code and provided further that Matthew K. Osgood (with respect to Vintage) and James Coyne and/or Gary Engle (with respect to RMLP and C&D) are actively involved in the management and operations of such Affiliate.

7.3    Economic Interests.
Any Partner may Transfer its Economic Interests in the Partnership to an Affiliate.

7.4    Allocations and Adjustments Upon Transfer.
In the event of a Transfer of all or any interest in the Partnership in accordance with this Agreement, at any time other than at the end of the Partnership’s fiscal year, the profits, gains, losses, deductions and credits of the Partnership for such fiscal year shall be allocated between or among the respective parties or the Partners, as the case may be, in such manner as determined by the Development General Partner which is consistent with the provisions of Code Section 706(d) or any applicable successor thereto, and the Capital Account of the transferor Partner that is attributed to the transferred interest shall, to the extent necessary or appropriate in order to assure that the allocations under this Agreement will be given effect for tax purposes, be determined and maintained in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv)(l).

7.5    Mortgages, Pledges and Hypothecations.
No Partner may mortgage, pledge or hypothecate its interest in the Partnership.

7.6    Right of First Offer.
Except for Transfers pursuant to Section 7.2 or Section 7.3 above, if any Partner desires to Transfer its Partnership Interest in the Partnership, or any portion thereof, such Partner shall first give the other Partners a written offer setting forth the terms and conditions upon which the transferring Partner (the " Selling Partner ") is willing to Transfer its Partnership Interest, or relevant portion thereof (the " Interest "). The giving of such notice shall grant to the other Partners (the " Non-Selling Partners ") an option to purchase such Interest, in proportion to their relative Percentage Interest, upon the same terms and conditions set forth in said notice. Notwithstanding the foregoing or anything to the contrary set forth herein, if C & D is the Selling Partner, RMLP will have the first option to purchase all of such Interest from C& D upon the same terms and conditions set forth in said notice. If RMLP elects not to purchase such Interest from C&D, then Vintage will have the option to purchase such Interest from C&D upon the same terms and conditions set forth in said notice. If non-cash consideration is involved, each of the Non-Selling Partners shall have the right to exercise its option on terms and conditions which include the fair market value equivalent of such non-cash consideration. The Non-Selling Partners shall have thirty (30) days after the effective date of such notice to give to the Selling Partner written notice of its election to so exercise. If one of the Non-Selling Partners does not elect to exercise its option, the other Non-Selling Partner shall have ten (10) days after the thirty (30) day period following the effective date to elect to purchase the Interest of the non-participating Non-Selling Partner. In the event of such election to exercise, the closing shall occur within ninety (90) days of the date the Non-Selling Partners give notice of their election to acquire the Interest. In no event shall the Non-Selling Partners, taken together, have the right to acquire only a portion of the Interest being offered. The failure of the Non-Selling Partners to exercise the option as to the entire Interest shall constitute a waiver of this option. If the option is not exercised, the Selling Partner shall have one hundred twenty (120) days from the effective date of the original notice to sell the Interest for a price and on terms not more favorable than those set forth in the original notice. In such event, the acquiring entity shall only acquire the Economic Interests of the Selling Partner and shall not become a Partner in the Partnership unless the provisions of Section 7.1 are satisfied and the acquiring entity executes any documents required by the Partners in order to be admitted into the Partnership as a Partner. If such transaction does not close within such one hundred twenty (120) day period, then the provisions of this Section 7.6 shall again be applicable as if no notice had been given hereunder.

7.7    Additional Partners.

7.7.1    Except as set forth in Section 7.7.2 below, additional Partners and substitute Partners may be admitted to the Partnership only upon the written consent of all of the remaining Partners, which consent may be withheld in their sole and absolute discretion. Any such new Partner shall, as a condition to admission, execute and acknowledge such instruments as the Partners may deem necessary or advisable to effect the admission of such person as a Partner, including, without limitation, the written acceptance by the person of the provisions of this Agreement.

7.7.2    Any transferee who has not become a substitute Partner pursuant to this Article 7 shall be deemed to only acquire the Economic Interest of its assignor or transferor, but shall acquire no right to any legal interest in the Partnership nor the right to exercise any power granted to a Partner under this Agreement. After the transfer of all the transferor’s Partnership Interest, the transferor shall remain a Partner and shall be deemed to be the owner of its Partnership Interest until such time as the transferee becomes a substitute Partner.

7.8    Securities Laws.
All Partners acknowledge that the Partnership Interests have not been registered under the Securities Act of 1933, as amended (the " 1933 Act "), in reliance on the exemption afforded by Section 4(2) of the 1933 Act. Therefore, to preserve said exemption and notwithstanding anything contained herein to the contrary, the Partners hereby agree that interests of the Partners shall be nontransferable and nonassignable, except in compliance with the registration provisions of the 1933 Act, or an exemption or exemptions therefrom, and in compliance with (or exemption from) applicable state securities laws and rules and regulations promulgated thereunder, and any attempted or purported transfer or assignment in violation of the foregoing shall be void and of no effect. Each Partner represents (a) that it is acquiring its Partnership Interest for its own account for investment purposes and not with a view to the distribution thereof to others, and (b) that it either has a pre-existing personal or business relationship with the other Partners or a partner or person controlling the other Partners, or by reason of the Partner’s business or financial experience or the business or financial experience of its professional advisors, who are unaffiliated with and who are not compensated by the Partnership or any affiliate or selling agent thereof, directly or indirectly, could be reasonably assumed to have the capacity to protect its own interests in connection with the Partner’s transactions relating to the Partnership. Accordingly, as an additional condition precedent to any assignment or other transfer of any interest in the Partnership, the Partners may, in their sole discretion, require an opinion of counsel satisfactory to the Partners that such assignment or transfer will be made in compliance with the registration provisions of the 1933 Act or exemption(s) therefrom, applicable state securities laws and rules and regulations promulgated thereunder, and such transferor or assignor shall be responsible for paying said counsel’s fee for the opinion.

ARTICLE 8.
DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE PARTNERSHIP

8.1    Limitations.
The Partnership may be dissolved, liquidated, and terminated pursuant to and only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership’s assets.

8.2    Exclusive Causes.
Except as otherwise expressly provided in this Agreement, the following and only the following events shall cause the Partnership to be dissolved, liquidated, and terminated:

8.2.1    The expiration of the term of the Partnership;

8.2.2    The occurrence of a Terminating Capital Transaction;

8.2.3    Dissolution of the Partnership by a vote of the Partners owning at least two-thirds of the Percentage Interests in the Partnership, or by operation of law;

8.2.4    The death, dissolution, insanity, expulsion, termination, winding-up, liquidation or other cessation to exist of a Partner;

8.2.5    The withdrawal, retirement or resignation of a Partner from the Partnership;

8.2.6    An order for relief against a Partner is entered under Chapter 7 of the federal bankruptcy law or successor statute, or a Partner (a) makes a general assignment for the benefit of creditors; (b) files a voluntary petition under the federal bankruptcy law; (c) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (d) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Partner in any proceeding of this nature; or (e) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Partner or all or any substantial part of such Partner’s properties; or

8.2.7    If within sixty (60) days after the commencement of any proceeding against a Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, such proceeding has not been dismissed, or if within sixty (60) days after the appointment without a Partner’s consent or acquiescence of a trustee, receiver, or liquidator of such Partner or of all or any substantial part of such Partner’s properties, the appointment is not vacated or stayed, or within sixty (60) days after the expiration of any such stay, the appointment is not vacated.

Notwithstanding the foregoing, the Partners may, within ninety (90) days following the occurrence of an event calling for dissolution of the Partnership pursuant to Sections 8.2.4, 8.2.5, 8.2.6, or 8.2.7 above, by the vote or approval of a Majority in Interest of the Partners other than the Partner which is the subject of the relevant provision (the " Terminating Partner "), continue the Partnership on the same terms and conditions as are contained in this Agreement (except that the Partners may be different). In the event the Partners elect to continue the Partnership, the Terminating Partner shall receive an interest in the Partnership determined in accordance with Section 7.7.2 above. If the Partners do not elect to continue the Partnership, the Partnership shall be wound-up and terminated pursuant to the provisions of this Article 8.

8.3    Liquidation.
In all cases of dissolution of the Partnership, the business of the Partnership shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Partnership pursuant to the provisions of this Section 8.3, and, as promptly as practicable, the Partners (or if one of the Partners is the Terminating Partner, then the other Partners) shall cause each of the following to be accomplished:

8.3.1    The Property shall be liquidated in an orderly, businesslike, and commercially reasonable manner.

8.3.2    Any Net Profit, Net Loss, or other item of income, gain, loss, or deduction realized by the Partnership upon the sale of the Property or transfer in kind shall be deemed recognized and allocated to the Partners in the manner set forth in Article 4 hereof.

8.3.3    The proceeds of sale of Partnership assets and all other assets of the Partnership shall be applied (a) first to payment of all Partnership debts and to the establishment of any necessary Reserves, and (b) then to the Partners in accordance with Section 4.1.

8.4    No Capital Contribution Upon Dissolution.
Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, its Capital Contribution thereto, its Capital Account, its share of Net Profits or Net Losses or other items and shall have no recourse therefor (upon dissolution or otherwise) against any Partner.

8.5    Negative Capital Account Restoration.
Upon the Liquidation of the Partnership (or upon the Liquidation of a Partner’s interest in the Partnership where the Partnership is not in Liquidation), no Partner shall be obligated to contribute to the capital of the Partnership an amount equal to the negative balance, if any, standing in its Capital Account.

8.6    Notice of Dissolution.
In the event that an event described in Section 8.2 occurs, the Partners shall, within thirty (30) days thereafter, provide written notice thereof to each Partner and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the Partners).

ARTICLE 9.
BUY/SELL AGREEMENT

9.1    Buy/Sell Election.
At any time after (a) the occurrence of any action or inaction giving rise to a Partner’s right to remove the Development General Partner pursuant to Section 5.8 above, (b) RMLP or Vintage fails to make all or any portion of a cash capital contribution required of such Partner pursuant to Section 3.1 or 3.2 above, where such other Partner has contributed to the capital of the Partnership all of the cash required of such Partner pursuant to such Sections, or (c) the occurrence of an " Impasse Event " (as defined below), the non-offending Partner or, in the case of an Impasse Event, any Partner, may initiate the Buy/Sell procedure set forth in this Article 9. For purposes of this Agreement, an Impasse Event shall be deemed to have occurred whenever the Partners are unable to agree, after using commercially reasonable efforts in good faith for a period of sixty (60) days after request from any Partner, as to any matter which is material to the Partnership and for which this Agreement requires mutual approval (such as, without limitation, whether non-mandatory additional cash contributions should be made to the capital of the Partnership and the approval of the Budget). Notwithstanding the foregoing, no Partner may initiate the Buy/Sell procedure set forth in this Article 9 until the earlier of: (1) September 27, 2003 if the Title Policy has not been issued to the Partnership; and (2) the earlier of expiration of the Tentative Map, recordation of the Final Map and June 9, 2005.

The Partner or Partners which implement the Buy/Sell procedure set forth in this Article 9 (the " Offeror Partner ") shall do so by giving to the other Partner or Partners (the " Offeree Partner ") a written irrevocable offer (" Offering Notice ") to either (i) purchase the entire Partnership Interest of the Offeree Partner in the Partnership or (ii) sell the entire Partnership Interest of the Offeror Partner in the Partnership to the Offeree Partner on such terms and conditions as the Offeror Partner shall set forth in the Offering Notice. For purposes of this Article 9, RMLP and C & D will be treated as a single Offeror Partner or Offeree Partner and RMLP will have the sole right to respond to or make any Offering Notice. Moreover, C&D may not implement the Buy/Sell procedure set forth in this Article 9, it being acknowledged and agreed to by C&D that only RMLP may implement the Buy/Sell procedure on behalf of C&D and RMLP. The Offeror Partner shall in the Offering Notice state a value for the Property of the Partnership (" Stated Value "). The purchase price to be paid by any Partner for any other Partner’s Partnership Interest in the Partnership pursuant to this Article 9 shall equal the sum of (a) the amount which would be distributed to the selling Partner pursuant to Sections 4.1.1(a) through (i) above plus (b) (1) if the selling Partner is Vintage, fifty percent (50%) of the amount which would be remaining to be distributed to the Partners after making the distributions set forth in Sections 4.1.1(a) through (i) above, (2) if the selling Partner is RMLP (combined with C&D), fifty percent (50%) of the amount which would be remaining to be distributed to the Partners after making the distributions set forth in Sections 4.1.1(a) through (i) above, all computed as if the Property of the Partnership was sold for the Stated Value thereof as of the effective date of the Offering Notice as determined by the accountants regularly employed by the Partnership. Notwithstanding the foregoing, if the Buy/Sell procedure set forth in this Article 9 is instituted on or prior to that date which is six (6) months after the date first written above, then, if the Offeror Partner becomes the selling Partner, the Offeror Partner shall only be entitled to receive as a purchase price for the Offeror Partner’s Partnership Interests in the Partnership an amount equal to the lesser of the amount provided for above, or (1) if Vintage is the selling Partner, one hundred thirty percent (130%) of the sum of Vintage’s Unreturned Initial Contribution Account and Unreturned Additional Contribution Account as of the date of the Offering Notice or (2) if RMLP (combined with C&D) is the selling Partner, the sum of (A) one hundred percent (100%) of their combined Unreturned Existing Contribution Accounts and Unreturned Initial Contribution Accounts as of the date of the Offering Notice, less two million dollars ($2,000,000); and (B) one hundred thirty percent (130%) of the sum of (i) the lesser of two million dollars ($2,000,000) or their combined Unreturned Initial Contribution Accounts; and (ii) the combined Unreturned Additional Contribution Accounts of the Existing Partners as of the date of the Offering Notice. In addition, any loans made by the selling Partner to the Partnership and still outstanding as of the closing of the purchase pursuant to this Article shall be repaid in full by the buying Partner concurrently with the closing of the purchase pursuant to this Article.

The Offeree Partner shall have a period of ninety (90) days after the effective date of the Offering Notice to either (i) accept the offer contained in the Offering Notice or (ii) reject such offer, which rejection shall be deemed to constitute an irrevocable counter-offer. Failure of such Offeree Partner to give written notice to the Offeror Partner rejecting the Offeror Partner’s offer within said 90-day period shall be deemed to be an acceptance of the Offeror Partner(s)’ offer by such Offeree Partner. If the Offeror Partner’s offer is an offer to sell to the Offeree Partner, and the Offeree Partner rejects such offer within the time period herein provided, then such rejection by the Offeree Partner shall constitute an irrevocable counter-offer of the Offeree Partner to sell such Partner’s Partnership Interest in the Partnership to the Offeror Partner on the terms and conditions set forth in the Offering Notice. Likewise, if the Offeror Partner’s offer is an offer to buy from the Offeree Partner then such rejection by the Offeree Partner shall constitute an irrevocable counter-offer of the Offeree Partner to purchase the Partnership Interest in the Partnership of the Offeror Partner on the terms and conditions set forth in the Offering Notice.

9.2    Closing of Purchase and Sale.
The closing of a purchase pursuant to this Article shall be held at the principal office of the Partnership on the one hundred sixtieth (160th) day after the effective date of the Offering Notice. The selling Partner(s) shall transfer to the buying Partner(s) the entire Partnership Interest in the Partnership of the selling Partner(s) free and clear of all liens, security interests and competing claims and shall deliver to the buying Partner(s) such instruments of transfer and such evidence of due authorization, execution and delivery and of the absence of any such liens, security interests or competing claims as the buying Partner(s) shall reasonably request. All other rights of the selling Partner(s) in the Partnership shall be deemed terminated. The buying Partner(s) shall pay the purchase price for the selling Partner(s)’ Partnership Interest at the closing in accordance with the terms and conditions set forth in the Offering Notice.

9.3    Failure of Buying Partner(s) to Close Purchase and Sale.
If the buying Partner(s) shall fail to complete the purchase of the Partnership Interest of the selling Partner(s) within the time and in the manner required by this Article, then the selling Partner(s) may elect either to seek any remedy available to it at law or equity, including, without limitation, specific performance, or to become the buying Partner(s) and purchase the former buying Partner(s)’ Partnership Interest upon the same terms and conditions set forth in the Offering Notice, except that (i) if Vintage is the buying Partner who fails to complete the purchase, the Stated Value shall be reduced by twenty percent (20%); and (ii) if RMLP (combined with C&D) are the buying Partners who fail to complete the purchase, the Stated Value shall be reduced by twenty percent (20%) to the extent the Stated Value exceeds the difference between nine million ($9,000,000) and the sum of the distributions received by RMLP and C&D pursuant to Sections 4.1.1(c), (g), and (h) prior to the effective date of the Offering Notice. If the former selling Partner(s) so elects, it shall give to the former buying Partner(s), within thirty (30) days after the former buying Partner(s)’ failure to close the purchase, written notice of such Partner’s election to become the buying Partner and to purchase the former buying Partner(s)’ Partnership Interest. The closing of the former selling Partner(s)’ purchase of the former buying Partner(s)’ Partnership Interest shall be within sixty (60) days following the effective date of such notice and shall be in accordance with Section 9.2.

9.4    Indemnity Regarding Indebtedness.
(a)    At the closing held pursuant to this Article, the buying Partner(s) shall deliver to the selling Partner(s) (a) a legally enforceable agreement in a form reasonably acceptable to the selling Partner(s) by which the buying Partner(s) agrees to indemnify, defend and hold the selling Partner(s) harmless from and against any and all liability for any known indebtedness of the Partnership and (b) a release of the selling Partner(s) and its partners, shareholders and other legal owners and any guarantors which are Affiliates of any of the foregoing from all liabilities on any loans, contracts, bonds (including, without limitation, any indemnities to bonding companies relating thereto) and other obligations of the Partnership then outstanding or in existence. Notwithstanding the foregoing, if the provisions of this Article were instituted due to a breach by any Partner(s) of its obligations under this Agreement, then the non-breaching Partner(s) shall retain all rights it may have to pursue damages against the breaching Partner(s) relating to such breach. Notwithstanding the foregoing, the Existing Partners will remain liable for each of their obligations under Section 10.4.

9.5    Rights of Defaulting Partner.
Notwithstanding anything contained herein to the contrary, no Partner who is in default of a material obligation under this Agreement shall be entitled to implement the buy/sell procedures set forth in this Article.

ARTICLE 10.
LIABILITY, EXCULPATION, AND INDEMNIFICATION

10.1    Liability
. Except as otherwise provided by the Act, the debts, obligations, and liabilities of the Partnership, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and the Development General Partner shall not be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being the Development General Partner.

10.2    Exculpation.

10.2.1    The Development General Partner shall not be liable to the Partnership or any other Partner for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Development General Partner in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of authority conferred on the Development General Partner by this Agreement, except that a Development General Partner shall be liable for any such loss, damage or claim incurred by reason of such Development General Partner’s gross negligence or willful misconduct.

10.2.2    The Development General Partner shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Development General Partner reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Profits, Net Losses or Cash Available for Distribution or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

10.3    Indemnification .

10.3.1    Each Partner (and any Affiliate thereof) and its employees (hereinafter an "Indemnitee") who was or is made a party or is threatened to be made a party to or is otherwise involved (including as a witness) in any actual or threatened claim, action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter a "Proceeding"), by reason of the fact that such Indemnitee, or an Affiliate, is or was a Partner or Development General Partner of the Partnership, shall be indemnified and held harmless by the Partnership to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts to be paid in settlement) incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to an Indemnitee who, or whose Affiliate, has ceased to be a Partner or an officer, director or employee of a Partner and shall inure to the benefit of the Indemnitee’s successors in interest; provided, however, that no indemnification shall be provided to any such Indemnitee if the Partnership is prohibited by the Act or other applicable law as then in effect from paying such indemnification; provided, further, that no indemnification shall be provided to any such Indemnitee if such Indemnitee has committed fraud, intentional misconduct or gross negligence with respect to the matter giving rise to the claim, action, suit or Proceeding for which indemnification is being sought. The right to indemnification conferred in this Section 10.3.1 shall be a contract right and shall include the right to be paid by the Partnership the expenses incurred in defending any Proceeding in advance of its final disposition (hereinafter an "Advancement of Expenses"). Any Advancement of Expenses shall be made only upon delivery to the Partnership of a written undertaking (hereinafter an "Undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 10.3.1 and upon delivery to the Partnership of a written affirmation (hereinafter an "Affirmation") by the Indemnitee of its good faith belief that such Indemnitee has met the standard of conduct necessary for indemnification by the Partnership pursuant to this subsection.

10.3.2    If a written claim for indemnification under Section 10.3.1 is not paid in full by the Partnership within sixty (60) days after the receipt thereof, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim. The prevailing party in any such suit or in a suit brought by the Indemnitee to recover an Advancement of Expenses pursuant to the terms of an Undertaking shall be entitled to be paid by the non-prevailing party the expenses of prosecuting or defending such suit. The Indemnitee shall be presumed to be entitled to indemnification under this Section 10.3 upon submission of a written claim (and, in an action brought to enforce a claim for an Advancement of Expenses, where the required Undertaking and Affirmation have been tendered to the Partnership) and thereafter the Partnership shall have the burden of proof to overcome the presumption that the Indemnitee is so entitled. Neither the failure of the Partnership (including the Development General Partner or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances nor an actual determination by the Partnership (including the Development General Partner or independent legal counsel) that the Indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the Indemnitee is not so entitled.

10.3.3    The right to indemnification and the Advancement of Expenses conferred in this Section 10.3 shall not be exclusive of any other right which any Partner or the Development General Partner, or an Affiliate thereof, may have or hereafter acquire under any statute, provision of this Agreement, general or specific action of the Development General Partner, contract or otherwise, including, but not limited to, those rights and matters addressed in Section 10.4.

10.3.4    The Partnership may maintain insurance, at its expense, to protect itself against any expense, liability or loss asserted against or incurred arising from the Partner’s status as a Partner, whether or not the Partnership would have the power to indemnify such Partner against such expense, liability or loss under the Act. The Partnership may enter into contracts with any Partner in furtherance of the provisions of this Section 10.3 and may create a trust fund, grant a security interest or use other means (including a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section 10.3.

10.4    Special Indemnifications.
Vintage shall be indemnified and held harmless jointly and severally by the Existing Partners to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts to be paid in settlement) incurred or suffered as a result of (i) any claim being made against the Partnership or the Existing Partners by Anden Rancho Malibu Venture, or its successors or assigns ("ARMV"), relating to that certain Subordinated Net Proceeds Agreement dated as of July 2, 1992, by and between the Partnership and ARMV; (ii) any breach of any representation or warranty of the Existing Partners contained in this Agreement, including, without limitation, the representations and warranties set forth in Article 11 hereof; or (iii) any obligations or liabilities which accrued prior to March 24, 2003 under the contracts specified in Schedule 10.4 . With respect to the foregoing, Vintage acknowledges and agrees that the Partnership shall perform all obligations arising from and after March 24, 2003 under the contracts specified in Schedule 10.4

10.5 Guarantees.
Concurrently with the execution of this Agreement (a) Vintage shall cause Vintage Communities, LLC to execute and deliver a continuing guaranty to the Existing Partners guaranteeing the performance of Vintage’s obligations under this Agreement (excluding, however, Vintage’s obligations under Section 3.2), which guaranty shall be in form and substance reasonably acceptable to the Existing Partners, and (b) RMLP shall cause MILPI Holdings, LLC to execute and deliver to a continuing guaranty to Vintage guaranteeing the performance of RMLP’s, C&D’s and the Existing Partners’ obligations under this Agreement (excluding, however, RMLP’s obligations under Section 3.2), which guaranty shall be in the form and substance reasonably acceptable to Vintage.

ARTICLE 11.
REPRESENTATIONS AND WARRANTIES OF EXISTING PARTNERS

Each of the Existing Partners jointly and severally hereby represent and warrant to Vintage that the representations and warranties set forth in this Section 11 are true and correct as of the date of this Agreement and that such representations and warranties shall survive the execution and delivery of this Agreement. Vintage expressly acknowledges and agrees that the Schedules attached to this Agreement are an integral part of this Agreement and that any disclosure made on one such Schedule shall be deemed a disclosure on all such schedules.

11.1 Necessary Authorization or Approvals.
RMLP and C&D have full power, authority and right to execute and deliver, or cause to be executed and delivered, this Agreement and the other agreements and instruments to be executed and delivered by RMLP, C&D or the Partnership pursuant hereto and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by RMLP and C&D and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms.

11.2 Organization, Powers, Ownership and Assets of the Partnership.
The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Illinois and has the power to carry on its business, as such business is now being conducted, and to own, lease or operate the properties and assets it now owns, leases or operates. Prior to the admission of Vintage to the Partnership as contemplated hereby, RMLP and C&D are the only holders of Percentage Interests or any other interests in the Partnership, with C&D holding a twenty five percent (25%) co-managing general partner interest and RMLP holding a seventy three and ninety five one hundredths percent (73.95%) co-managing general partner interest and a one and five one hundredths percent (1.05%) limited partner interest. There are no existing options, warrants, contracts, calls, commitments, demands or other agreements of any character to which the Partnership, RMLP or C&D is a party which could require the purchase or sale of any Percentage Interest or any other interest in the Partnership. RM Financing LLC, a limited liability company formed under the laws of the State of Delaware, is the wholly owned subsidiary of the Partnership. RM Financing LLC is duly organized and validly existing under the laws of the State of California and has the power to carry on its business, as such business is now being conducted, and to own, lease, or operate the properties and assets that it now owns, leases or operates. There are no existing options, warrants, contracts, calls, commitments, demands or other agreements of any character to which the Partnership, RMLP, RM Financing LLC or C&D is a party which could require the purchase or sale of any interest in RM Financing LLC. The Existing Partners own their interests in the Partnership, and the Partnership owns its interest in RM Financing LLC, free and clear of all mortgages, liens, encumbrances, licenses, security interest, preferences, restrictions, indebtedness, claims and any other matter of any nature affecting title. The Land and the interests in RM Financing LLC constitute all of the material assets of the Partnership. Schedule 11.2 sets forth all of the material assets of RM Financing LLC.

11.3 Qualification or Licensing to Carry on Business; Subsidiaries.
Neither the Partnership nor RM Financing LLC has failed to qualify to do business in any jurisdiction where such qualification is required and where the failure to be so qualified would or would reasonably be likely to have a Material Adverse Effect. Except for RM Financing LLC, the Partnership has not, nor has it ever had, any subsidiaries whatsoever. The Partnership and RM Financing LLC have duly and timely filed all Federal, state and local franchise, income and other tax returns and all other documents required by any applicable law to be filed by the Partnership or RM Financing LLC.

11.4 Liabilities of the Partnership .

(a)    Schedule 11.4 (a) lists all agreements, notes, instruments or other documents relating to indebtedness or other obligations owed by or to the Partnership. including, without limitation (i) money borrowed or loaned by or to the Partnership in satisfaction of obligations of or to the Partnership, including but not limited to all mortgages, loan, credit, surety, guarantee, and lease-purchase arrangements or other financing agreements to which the Partnership is a party; and (ii) all conditional sales contracts, chattel mortgages and other security agreements or arrangements with respect to property used or owned by the Partnership, copies of which have been delivered or made available to Vintage.

(b)    Except as set forth in Schedule 11.4(b) , the Partnership has no liabilities or obligations of any nature (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable). Without limiting the foregoing, except as disclosed in Schedule 11.4(b) or in the Preliminary Report, neither the Existing Partners nor the Partnership have made any commitments to third parties (including, without limitation, governmental entities or adjoining landowners) with respect to the future use of the Property.

(c)    Except as set forth in Schedule 11.4(c) , the Partnership is not a party to or subject to, and no property or asset of the Partnership is subject to, any judgment, order, decree, stipulation or consent of or with any court, governmental body or agency which does or may have a Material Adverse Effect.

(d)    Except as set forth in Schedule 11.4(d) , the Partnership has fully performed all obligations and paid all amounts due or owing under any of the items listed Schedules 11.4(a) - (c) to the extent that such obligations were required to be performed, or such payments were required to be made, as of the date of this Agreement, and there have been no amendments, modifications, revocations, terminations or other changes to any of the matters referenced on such Schedules, except as reflected on such Schedules. With respect to the delinquent taxes and assessments and penalties shown in Schedule 11.4(d), the Partners agree that (i) prior to June 25, 2003, RMLP shall pay to the Partnership an amount equal to $165,454.29 representing the amount of all delinquent taxes and assessments prorated for the period prior to March 24, 2003 and all penalties on such taxes and assessments for the period prior to July 1, 2003; and (ii) within two (2) days after receipt of RMLP’s payment set forth in clause (i) above, the Partnership shall pay from its own funds to the Los Angeles County Treasurer and Tax Collector an amount equal to $187,114.73 representing the amount of all delinquent taxes and assessments and penalties for the period prior to July 1, 2003. RMLP shall not receive any credit to its Capital Account, and shall not be otherwise be entitled to any reimbursement, due to such payment

11.5 Liabilities of RM Financing LLC .

(a)    Schedule 11.5(a) lists all agreements, notes, instruments or other documents relating to indebtedness or obligations owed to RM Financing LLC. There have been no amendments, modifications, revocations, terminations or other changes to any of the matters referenced on Schedule 11.5(a) , except as reflected on such Schedule.

(b)    RM Financing LLC has no liabilities or obligations of any nature (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable).

(c)    RM Financing LLC is not a party to or subject to, and no property or asset of RM Financing LLC is subject to, any judgment, order, decree, stipulation or consent of or with any court, governmental body or agency which does or may have a Material Adverse Effect.

11.6 Hazardous Substances.
To the Existing Partners’ Knowledge, the Land is in compliance with all Environmental Laws. Neither the Partnership, RM Financing LLC nor either of the Existing Partners has received any written notice of violation issued pursuant to any Environmental Law with respect to the Land.

11.7 Tax Returns and Liabilities.
The Partnership is taxed as a partnership and, as such, is a flow-through entity for tax purposes. RM Financing LLC is a single member limited liability company and is disregarded for tax purposes.

11.8 Ordinances.
Neither any of the Existing Partners, RM Financing LLC nor the Partnership has received written notice that the Property, RM Financing LLC or the Partnership is in violation of, and to the Existing Partners’ Knowledge neither the Property, RM Financing LLC nor the Partnership is in violation of, any applicable laws, ordinances, rules, regulations, judgments, orders or covenants, conditions and restrictions, whether federal, state, local or private. Neither any of the Existing Partners, RM Financing LLC nor the Partnership has received any written request to modify or terminate any use of the Land from a governmental or quasi-governmental authority.

11.9 Litigation and Claims.
(a)    The Partnership is not a party to, nor is any property or asset owned by the Partnership the subject of (including, without limitation, the Land), any suit, order, judgment, decree, award, action, or administrative, arbitration or other proceeding (including, without limitation, proceedings concerning labor disputes or grievances or union recognition or concerning condemnation, eminent domain or the like) or government investigation or proceeding that is currently pending and none of the foregoing has been threatened in writing against, and to the Existing Partners’ Knowledge none of the foregoing otherwise exists against, any of the Existing Partners, the Partnership, or the assets or properties of the Partnership.

(b)    RM Financing LLC is not a party to, nor is any property or asset owned by RM Financing LLC the subject of any suit, order, judgment, decree, award, action, or administrative, arbitration or other proceeding (including, without limitation, proceedings concerning labor disputes or grievances or union recognition or concerning condemnation, eminent domain or the like) or government investigation or proceeding that is currently pending and none of the foregoing has been threatened in writing against, and to the Existing Partners’ Knowledge none of the foregoing otherwise exists against, RM Financing LLC or the assets or properties of RM Financing LLC.

11.10 Documents.
All documents delivered to Vintage in connection with the transactions contemplated by this Agreement are complete copies of what they purport to be.

11.11 Title.
The Partnership owns fee title to the Land, and there are no options, encumbrances, rights of first refusal or other similar rights affecting title to the Land, except for those set forth in Schedule 11.4(b) or the Preliminary Report. Additionally, there are no matters recorded against title to the Land which are not shown in the Preliminary Report which would, or would be reasonably likely to, have a Material Adverse Effect.

ARTICLE 12.
REPRESENTATIONS AND WARRANTIES OF VINTAGE

Vintage hereby represents and warrants to each of the Existing Partners that the representations and warranties set forth in this Section 12 are true and correct as of the date of this Agreement and that such representations and warranties shall survive the execution and delivery of this Agreement.

12.1 Necessary Authorization or Approvals .
Vintage has full power, authority and right to execute and deliver, or cause to be executed and delivered, this Agreement and the other agreements and instruments to be executed and delivered by Vintage pursuant hereto and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Vintage and constitutes the legal, valid and binding obligation of Vintage enforceable in accordance with its terms.

12.2 Ownership of Vintage .
Vintage is a wholly owned subsidiary of Vintage Communities, LLC.

ARTICLE 13.
MISCELLANEOUS

13.1    Fiscal Year.
The fiscal year of the Partnership shall end on December 31 of each year, or on such other date permitted under the Code as the Development General Partner shall determine.

13.2    Severability.
Every provision of this Agreement is intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

13.3    Successors and Assigns.
Subject to the foregoing provisions of this Agreement, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, personal representatives, successors and assigns.

13.4    Entire Agreement.
This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

13.5    Further Assurances.
Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or necessary to effectively carry out the purposes of this Agreement.

13.6    Notices.
Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the person or to an officer of the person to whom the same is directed, or sent by registered or certified mail, return receipt requested, addressed as follows: if to the Partnership at the address set forth in Section 1.3 hereof; if to Vintage, at 18401 Von Karman Blvd., Suite 350, Irvine, California 92612, Attn: Matthew K. Osgood; and if to the Existing Partners, at 200 Nyala Farms, Westport, Connecticut, 06880-6276, Attn: James A. Coyne; or to such other address as the Partnership or any Partner may from time to time specify by notice to the Partnership and all Partners. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally, or if sent by registered or certified mail, postage and charges prepaid and properly addressed, on the date of receipt or refusal indicated on the return receipt.

13.7    Attorneys’ Fees.
In the event that any action or proceeding is filed by any Partner or by the Partnership as against the Partnership or any other Partner to enforce any of the covenants or conditions hereof, the prevailing party shall be entitled to have and recover of and from the other reasonable attorneys’ fees.

13.8    Governing Law.
This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Illinois.

13.9    Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

13.10    Amendments.
No amendments to this Agreement shall be effective without the prior written approval of the Partners.

13.11    Construction.
The parties acknowledge that each party and its counsel have reviewed and approved this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

13.12    Finished Lot Options.
The Existing Partners (as a group) and Vintage (or their respective assignees) shall each have the option to purchase two (2) finished lots at a market price to be determined by mutual consent of the Partners prior to such lots being offered for sale to third parties. The location and price of such lots shall be subject to the mutual approval of the Partners. If either Vintage or the Existing Partners elects to exercise such option, the relevant lots shall be paid for in cash at the closing, and the closing must occur prior to the time that the Partnership intends to commence offering lots to the general public. All of the other terms and conditions of such transaction shall be similar to the terms and conditions available to the general public.

13.13    Release of Semele Group Inc. Pledge.
Semele Group, Inc. ("Pledgor"), and Travelers Casualty and Surety Company of America, Travelers Casualty and Surety Company, The Travelers Indemnity Company acting on its own behalf and as agent on behalf of its parents, subsidiaries, property casualty insurance affiliates, successors in interest and assigns ("Secured Party") entered into a Registered Pledge and Master Security Agreement and a Pledged Collateral Account Agreement, both dated April 13, 2001, in connection with the issuance of a bond by the Secured Party for the construction of certain improvements on the Land. In connection therewith, Pledgor placed assets in a cash security account numbered 619-25457-10-164 ("Cash Account"), maintained by Salomon Smith Barney Inc. The Partners acknowledge and agree that (i) the assets of the Cash Account are assets of Pledgor and not assets of the Partnership and that neither the Partners, RM Financing LLC nor the Partnership has any rights, title or interest in such assets when they are released; and (ii) in the event that any of such Cash Account assets are foreclosed upon or otherwise acquired by Secured Party by reason of the Partnership’s failure to satisfy any of its obligations to construct improvements on the Land from and after the date of this Agreement and Secured Party’s security interest in such assets, an amount equal to such Cash Account assets so acquired by Secured Party shall become a debt of the Partnership to Pledgor ("Semele Debt") and shall be due and payable by the Partnership to Pledgor, together with accrued interest thereon, as soon as possible and in any event prior to any distributions of any Property to any of the Partners pursuant to Section 4.1 hereof or otherwise. The Semele Debt shall accrue interest at the rate of 8% per annum calculated from the date the Semele Debt is incurred by the Partnership until the date such Semele Debt is paid in full. In the event that RMLP or an Affiliate thereof substitutes its own collateral for the collateral of Pledgor held in the Cash Account, then in such event RMLP or such Affiliate, as the case may be, shall be deemed the "Pledgor" under this Section 13.13 and shall have all of the rights of Pledgor hereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
VINTAGE RANCHO MALIBU, LLC,
a California limited liability company

By: Vintage Communities, LLC,
a California limited liability company
its Sole Member

By:____________________________________

 Its:____________________________________

RMLP, INC.,
a Delaware corporation

By:____________________________________

Its:____________________________________

By:_____________________________________

Its:_____________________________________

C&D IT LLC,
a Delaware limited liability company

By:_____________________________________

Its:_____________________________________

By:_____________________________________

Its:_____________________________________

EXHIBIT A
Legal Description of Land

All that certain real property situated in the County of Los-Angeles, State of California, described as follows:

PARCEL 1:

A PARCEL OF LAND BEING A PORTION OF THE RANCHO TOPANGA MALIBU SEQUIT, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS CONFIRMED TO MATTHEW KELLER BY PATENT RECORDED IN BOOK 1 PAGE 407, ET SEQ., OF PATENTS, RECORDS OF SAID COUNTY, PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE NORTHERLY BOUNDARY LINE OF THE RANCHO TOPANGA MALIBU SEQUIT, AS SAID BOUNDARY IS SHOWN ON COUNTY SURVEYOR’S MAP-B-1236 RECORDS OF SAID COUNTY, SAID POINT BEING THE NORTHWESTERLY CORNER OF THE PARCEL OF LAND DESCRIBED IN A DEED FROM MARBLEHEAD LAND COMPANY TO WILLIS R. BAILARD, RECORDED IN BOOK 18590 PAGE 196, OFFICIAL RECORDS OF SAID COUNTY; THENCE SOUTH 2399.82 FEET MORE OR LESS ALONG THE WESTERLY LINE OF SAID LAST MENTIONED PARCEL TO THE NORTH LINE OF THE PARCEL OF LAND DESCRIBED IN A DEED FROM MARBLEHEAD LAND COMPANY TO WILLIS R. BAILARD, RECORDED IN BOOK 18405 PAGE 300, OFFICIAL RECORDS OF SAID COUNTY OF THE PROLONGATION OF SAID NORTH LINE, AS DEFINED BY THE MONUMENTS RECITED IN SAID DEED; THENCE WEST 2430 FEET TO AND ALONG THE NORTHERLY LINE OF SAID LAST MENTIONED PARCEL TO THE NORTHWESTERLY CORNER THEREOF, SAID LAST MENTIONED POINT BEING ALSO THE EASTERLY LINE OF THE PARCEL OF LAND DESCRIBED IN A DEED FROM MARBLEHEAD LAND COMPANY TO FLOYD B. MULLENDORE, RECORDED IN BOOK 18417 PAGE 181, OFFICIAL RECORDS OF SAID COUNTY; THENCE NORTH 2280 FEET ALONG THE EASTERLY LINE OF SAID LAST MENTIONED PARCEL TO AN ANGLE POINT THEREIN; THENCE WEST 260 FEET MORE OR LESS TO THE SOUTHEASTERLY CORNER OF A PARCEL OF LAND DESCRIBED IN A DEED FROM MARBLEHEAD LAND COMPANY TO FLOYD B. MULLENDORE RECORDED IN BOOK 18967 PAGE 102, OFFICIAL RECORDS OF SAID COUNTY; THENCE NORTH 1158.29 FEET MORE OR LESS ALONG THE EASTERLY LINE OF SAID LAST MENTIONED PARCEL TO A POINT IN THE NORTHERLY BOUNDARY OF THE RANCHO TOPANGA MALIBU SEQUIT, HEREINBEFORE DESCRIBED; THENCE SOUTH 69° 02' 00" EAST 2902.17 FEET MORE OR LESS ALONG SAID LINE TO THE POINT OF BEGINNING.

EXCEPT THEREFROM ALL MINERALS, OIL, PETROLEUM, ASPHALTUM, GAS, COAL AND OTHER HYDROCARBON SUBSTANCES IN, ON, WITHIN AND UNDER SAID LANDS AND EVERY PART THEREOF, BUT WITHOUT THE SURFACE RIGHT OF ENTRY, AS RESERVED BY MARBLEHEAD LAND COMPANY, IN DEED FILED FOR RECORD MAY 12, 1944, IN BOOK 20857 PAGE 327, OFFICIAL RECORDS.

PARCEL 2:

A PARCEL OF LAND IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, BEING A PORTION OF THE RANCHO TOPANGA MALIBU SEQUIT, AS CONFIRMED TO MATTHEW KELLER OF PATENT RECORDED IN BOOK 1 PAGE 407 ET SEQ. OF PATENTS, PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE WESTERLY LINE OF THE PARCEL OF LAND DESCRIBED IN DEED FROM MARBLEHEAD LAND COMPANY TO WILLIS R. BAILARD AND ELEANOR F. BAILARD, RECORDED IN BOOK 18590 PAGE 196, OFFICIAL RECORDS; SAID POINT OF BEGINNING BEING NORTH 0° 01' 00" WEST 478.28 FEET FROM THE NORTHWESTERLY CORNER OF TRACT NO. 12971, AS PER MAP RECORDED IN BOOK 248 PAGES 49 AND 50 OF MAPS, SAID POINT OF BEGINNING BEING ALSO THE NORTHWESTERLY CORNER OF THE PARCEL OF LAND DESCRIBED IN A DEED FROM WILLIS R.. BAILARD AND ELEANOR F. BAILARD TO DAVID L. DIEFENDERFER, RECORDED IN BOOK 19242 PAGE 94, OFFICIAL RECORDS; THENCE NORTH 0° 01' 00" WEST 2347.67 FEET, MORE OR LESS TO POINT IN THE NORTHERLY LINE OF SAID RANCHO TOPANGA MALIBU SEQUIT, SAID LAST MENTIONED POINT BEING THE NORTHWESTERLY CORNER OF SAID BAILARD PARCEL; THENCE SOUTH 69° 02' 00" EAST 970 FEET ALONG THE NORTHERLY LINE OF SAID RANCHO; THENCE SOUTH 14° 45' 50" WEST 2068.89 FEET, MORE OR LESS TO THE NORTHEASTERLY CORNER OF THE DIEFENDERFER PARCEL HEREINBEFORE MENTIONED; THENCE WEST 377.84 FEET TO THE POINT OF BEGINNING.
EXCEPT THEREFROM THAT PORTION OF SAID LAND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE WESTERLY LINE OF THE PARCEL OF LAND DESCRIBED IN DEED FROM MARBLEHEAD LAND COMPANY TO WILLIS R. BAILARD AND ELEANOR F. BAILARD, RECORDED IN BOOK 18590 PAGE 196, OFFICIAL RECORDS OF SAID COUNTY, DISTANT THEREON NORTH 0° 01' 00" WEST 478.28 FEET FROM THE NORTHWESTERLY CORNER OF TRACT NO. 12971, AS SHOWN ON MAP RECORDED IN BOOK 248 PAGES 49 AND 50 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, SAID POINT OF BEGINNING BEING ALSO THE NORTHWESTERLY CORNER OF THE PARCEL OF LAND DESCRIBED IN A DEED FROM WILLIS R. BAILARD AND ELEANOR T. BAILARD TO DAVID L. DIEFENDERFER RECORDED IN BOOK 19242 PAGE 94 OF SAID OFFICIAL RECORDS; THENCE ALONG SAID WESTERLY LINE NORTH 0° O1’ 00" WEST 982.31 FEET; THENCE LEAVING SAID WESTERLY LINE, SOUTH 84° 21' 30" EAST 101.46 FEET; THENCE NORTH 12° 35' 03" EAST 773.36 FEET; THENCE SOUTH 48° 56' 19" EAST 608.15 FEET TO A POINT IN THE EASTERLY LINE OF THE LAND DESCRIBED IN PARCEL 2 OF DEED TO DAVID L. DIEFENDERFER RECORDED IN BOOK 20558 PAGE 19 OF SAID OFFICIAL RECORDS, SAID POINT BEING HEREAFTER REFERRED AS POINT "A"; THENCE ALONG SAID EASTERLY LINE SOUTH 14° 45' 50" WEST 1372.98 FEET TO THE NORTHEASTERLY CORNER OF THE LAND DESCRIBED IN SAID DEED TO DAVID L. DIEFENDERFER RECORDED IN BOOK 19242 PAGE 94 OF SAID OFFICIAL RECORDS; THENCE WESTERLY ALONG THE NORTHERLY LINE OF SAID LAST MENTIONED LAND, 377.84 FEET TO THE POINT OF BEGINNING.

EXCEPT ALL MINERALS, OIL, PETROLEUM, ASPHALTUM, GAS, COAL AND OTHER HYDROCARBON SUBSTANCES IN, ON, WITHIN AND UNDER SAID LAND, BUT WITHOUT THE RIGHT OF ENTRY AS RESERVED IN THE DEED FROM MARBLEHEAD LAND COMPANY, RECORDED JULY 18, 1941 IN BOOK 18590 PAGE 196, OFFICIAL RECORDS.

PARCEL 3:

LOT 1 OF SECTION 27, TOWNSHIP 1 SOUTH, RANGE 19 WEST, SAN BERNARDINO BASE AND MERIDIAN, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA.

PARCEL 4:

LOT 2 IN SECTION 27 OF TOWNSHIP 18 SOUTH, RANGE 19 WEST, SAN BERNARDINO BASE AND MERIDIAN, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA.

PARCEL 5:

LOT 3 IN SECTION 27, TOWNSHIP 1 SOUTH, RANGE 19 WEST, SAN BERNARDINO BASE AND MERIDIAN, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA.

PARCEL 6:

THOSE PORTIONS OF LOTS 6 AND 7 OF SECTION 28, TOWNSHIP 1 SOUTH, RANGE 19 WEST, SAN BERNARDINO MERIDIAN, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, ACCORDING TO THE OFFICIAL PLAT OF SAID LAND FILED IN THE DISTRICT LAND OFFICE LYING SOUTHEASTERLY OF THE SOUTHEASTERLY LINE OF THE LAND DESCRIBED IN THE DEED TO THE COUNTY OF LOS ANGELES, RECORDED JANUARY 8, 1952, IN BOOK 38000 PAGE 142 OF OFFICIAL RECORDS OF SAID COUNTY.

EXCEPT THEREFROM THE NORTHERLY 1080.00 FEET OF SAID LOT 6.

ALSO EXCEPT THEREFROM ANY PORTIONS OF SAID LAND LYING WITHIN THE LINES OF PUBLIC ROADS.

EXCEPT ONE-HALF OF ALL OIL, GAS, MINERALS AND OTHER HYDROCARBON SUBSTANCES LYING MORE THAN 500 FEET BENEATH THE SURFACE OF SAID REAL PROPERTY, BUT WITHOUT RIGHT OF ENTRY, AS RESERVED BY ELIZABETH L. WITHERBEE, A MARRIED WOMAN, RECORDED APRIL 5, 1965 AS INSTRUMENT NO. 762.

PARCEL 7:

THE SOUTH 360 FEET OF THE NORTH 720 FEET OF LOT 6 OF SECTION 28, TOWNSHIP 1 SOUTH, RANGE 19 WEST, SAN BERNARDINO MERIDIAN, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, ACCORDING TO THE OFFICIAL PLAT OF SAID LAND FILED IN THE DISTRICT LAND OFFICE APRIL 10, 1900.

EXCEPT THEREFROM THAT PORTION OF SAID LAND LYING WESTERLY OF THE EASTERLY LINE OF THE 60 FOOT WIDE STRIP OF LAND DESCRIBED IN THE EASEMENT DEED TO COUNTY OF LOS ANGELES, IN BOOK 38112 PAGE 122, OFFICIAL RECORDS OF SAID COUNTY, THE CENTER LINE OF SAID STRIP IS DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE NORTHERLY LINE OF SAID SECTION DISTANT NORTH 89° 30' 20" WEST THEREON 265.63 FEET FROM THE NORTHEASTERLY CORNER OF SAID SECTION, SAID POINT BEING IN A CURVE CONCAVE TO THE WEST AND HAVING A RADIUS OF 500 FEET, A RADIAL OF SAID CURVE TO SAID POINT BEARS SOUTH 69° 07' 44" EAST; THENCE SOUTHWESTERLY ALONG SAID CURVE 25.21 FEET; THENCE SOUTH 23° 45' 35" WEST 521.91 FEET OF THE BEGINNING OF A CURVE CONCAVE TO THE EAST AND HAVING A RADIUS OF 1500 FEET; THENCE SOUTHERLY ALONG SAID LAST MENTIONED CURVE 674.93 FEET; THENCE SOUTH 2° 01' 15" EAST 527.69 FEET TO THE BEGINNING OF A CURVE CONCAVE TO THE WEST AND HAVING A RADIUS OF 1000 FEET; THENCE SOUTHERLY ALONG SAID LAST MENTIONED CURVE 290.23; THENCE SOUTH 14° 36' 30" WEST 500.57 FEET TO THE BEGINNING OF A CURVE CONCAVE TO THE NORTHWEST AND HAVING A RADIUS OF 600 FEET; THENCE SOUTHWESTERLY ALONG SAID LAST MENTIONED CURVE 229.06 FEET; THENCE SOUTH 36° 28' 55" WEST 112.57 FEET TO A POINT IN THE NORTHERLY LINE OF THE RANCHO TOPANGA MALIBU SEQUIT AS SHOWN ON MAP RECORDED IN BOOK 1 PAGES 414 TO 416 INCLUSIVE OF PATENTS, IN THE OFFICE OF THE RECORDER, SAID LAST MENTIONED POINT BEING EASTERLY ALONG SAID LAST MENTIONED NORTHERLY LINE 2,837.10 FEET FROM THE WESTERLY LINE OF SAID COUNTY; THENCE CONTINUING SOUTH 36° 28' 55" WEST 107.17 FEET.

THE ABOVE DESCRIBED CURVES ARE TANGENT TO THE STRAIGHT LINES WHICH THEY JOIN.

TO BE KNOWN AS ENCINAL CANYON ROAD.

ALSO EXCEPTING THEREFROM ONE HALF OF ALL OIL, GAS, MINERALS, AND OTHER HYDROCARBON SUBSTANCES LYING MORE THAN 500 FEET BELOW THE SURFACE OF SAID REAL PROPERTY, BUT WITHOUT RIGHT OF ENTRY, AS RESERVED BY ELIZABETH L. WITHERBEE IN DEED RECORDED APRIL 5, 1965 AS INSTRUMENT NO. 752.

PARCEL 8:

THE SOUTH 360 FEET OF THE NORTH 1080 FEET OF LOT 6 IN SECTION 28, TOWNSHIP 1 SOUTH; RANGE 19 WEST, SAN BERNARDINO BASE AND MERIDIAN, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, ACCORDING TO THE OFFICIAL PLAT OF SAID LAND FILED IN THE DISTRICT LAND OFFICE APRIL 10, 1900.

EXCEPT THEREFROM THAT PORTION OF SAID LAND LYING WESTERLY OF THE EASTERLY LINE OF THE 60 FEET WIDE STRIP OF LAND DESCRIBED IN THE EASEMENT DEED TO THE COUNTY OF LOS ANGELES, IN BOOK 38112 PAGE 122, OFFICIAL RECORDS OF SAID COUNTY, THE CENTER LINE OF SAID STRIP IS DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE NORTHERLY LINE OF SAID SECTION DISTANT NORTH 89° 30' 20" WEST THEREON 265.63 FEET FROM THE NORTHEASTERLY CORNER OF SAID SECTION, SAID POINT BEING IN A CURVE CONCAVE TO THE WEST AND HAVING A RADIUS OF 500 FEET, A RADIAL OF SAID CURVE TO SAID POINT BEARS SOUTH 69° 07' 44" EAST; THENCE SOUTHWESTERLY ALONG SAID CURVE 25.21 FEET; THENCE SOUTH 23° 45' 35" WEST 521.91 FEET OF THE BEGINNING OF A CURVE CONCAVE TO THE EAST AND HAVING A RADIUS OF 1500 FEET; THENCE SOUTHERLY ALONG SAID LAST MENTIONED CURVE 674.93 FEET; THENCE SOUTH 2° 01' 15" EAST 527.69 FEET TO THE BEGINNING OF A CURVE CONCAVE TO THE WEST AND HAVING A RADIUS OF 1000 FEET; THENCE SOUTHERLY ALONG SAID LAST MENTIONED CURVE 290.23; THENCE SOUTH 14° 36' 30" WEST 500.57 FEET TO THE BEGINNING OF A CURVE CONCAVE TO THE NORTHWEST AND HAVING A RADIUS OF 600 FEET; THENCE SOUTHWESTERLY ALONG SAID LAST MENTIONED CURVE 229.06 FEET; THENCE SOUTH 36° 28' 55" WEST 112.57 FEET TO A POINT IN THE NORTHERLY LINE OF THE RANCHO TOPANGA MALIBU SEQUIT AS SHOWN ON MAP RECORDED IN BOOK 1 PAGES 414 TO 416 INCLUSIVE OF PATENTS, IN THE OFFICE OF THE RECORDER, SAID LAST MENTIONED POINT BEING EASTERLY ALONG SAID LAST MENTIONED NORTHERLY LINE 22,837.10 FEET FROM THE WESTERLY LINE OF SAID COUNTY; THENCE CONTINUING SOUTH 36° 28' 55" WEST 107.17 FEET.

THE ABOVE DESCRIBED CURVES ARE TANGENT TO THE STRAIGHT LINE WHICH THEY JOIN.

TO BE KNOWN AS ENCINAL CANYON ROAD.

REFERENCE IS HEREBY MADE TO COUNTY SURVEYOR'S MAP NO. B-2173 SHEET 1 FILE IN THE OFFICE OF THE SURVEYOR OF THE COUNTY OF LOS ANGELES.

Assessor's Parcel Number:    4473-006-0014471-027-017-019

Schedule 10.4

Post March 24, 2003 Partnership Retained Liabilities – Ongoing Contracts

1.    Proposal for Professional Services from Stephen Woolley and Associates, Architects dated May 5, 2003.

2.    Prime Construction Contract dated February 27, 2001, by and between Colich & Sons, L.P. and the Partnership.

3.    Change Order dated June 11, 2003 by and between Colich & Sons, LP and the Partnership.

4.    Agreement Between Client and Consultant dated November 9, 1998 by and between Land Design Consultants and Semele Group, Inc. f/b/o the Partnership.

5.    Agreement Between Client and Consultant dated May 6, 1999 by and between Land Design Consultants and Semele Group, Inc. f/b/o the Partnership.

6.    Agreement with Ensitu Engineering, Inc., dated November 27, 2002.

7.    Addendum, Proposal and Cost Estimate from Pacific Soils Engineering, Inc. dated May 22, 2003.

8.    Agreement for Engineering Services from G&W Consulting Electrical Engineers dated May 8, 2003.

9.    Contract with BJ Palmer & Associates, Inc. dated October 2, 2001 for Utility Planning and Design.

10.    Oral agreement with Mike Zachar regarding use of his property for storage facility.

Schedule 11.2

All material assets of RM Financing LLC:

1. Note and Deed of Trust, dated December 31, 1990, in the original principal amount of Twelve Million Seven Hundred Fifty Thousand and No/100 Dollars ($12,750,000.00) made by Anden Rancho Malibu Venture, as the predecessor Maker, in favor of Banyan Mortgage Investment Fund, as the Lender, which Note and Deed of Trust was amended pursuant to that certain Modification of Note dated September 24, 1991 by and between the predecessor Maker, the Lender and certain other parties, which Note and Deed of Trust was further amended by that certain Amendment to Note and Deed of Trust dated as of July 1, 1992 by and between BMIF/BSLF II Rancho Malibu Limited Partnership, as successor Maker and the Lender, pursuant to which the principal amount outstanding was increased to Fourteen Million Two Hundred Fifty Thousand and No/100 Dollars ($14,250,000.00), all together with accrued interest through the date hereof. One Hundred percent (100%) of the interest in this instrument is held by RM Financing LLC, a wholly-owned subsidiary of the Partnership.

2. Note secured by a Construction Trust Deed in the original principal amount of $15,000,000 dated February 16, 2001 made by BMIF/BSLF Rancho Malibu Limited Partnership, as Borrower and Semele Development Corp., as Lender. One Hundred percent (100%) of the interest in this instrument is held by RM Financing LLC a wholly-owned subsidiary of the Partnership. As of the date of the contribution of this Note to the LLC, this Note was unfunded and, thus, had a current value of $0.

Schedule 11.4 (a)

Limited Partnership’s Agreements of Indebtedness

The instruments set forth on Schedule 11.2.

Schedule 11.4(b)

Liabilities of the Partnership

1.   Liabilities relating to the instruments set forth on Schedule 11.2.

2.    Liabilities accruing from and after March 24, 2003 relating to the agreements listed on Schedule 10.4.

3.    Contingent liability related to that certain Subordinated Net Proceeds Agreement dated July 1, 1992, by and between BMIF/BSLF II Rancho Malibu Limited Partnership and Anden Rancho Malibu Venture.

4.    Accounts Payable accruing from and after March 24, 2003.

5.    Delinquent real estate taxes and assessments and penalties in the aggregate amount of $187,114.73.

6.    Matters set forth in Schedule B of that certain Preliminary Report dated June 13, 2003 issued by LandAmerica as NCS Case No. 03-000526.

Schedule 11.4 (c)

Court or Governmental Judgments or Orders

NONE

Schedule 11.4 (d)

Outstanding Obligations

1.    Accounts Payable accruing from and after March 24, 2003.

2.    Delinquent real estate taxes and assessments and penalties in the aggregate amount of $187,114.73.

3.    The instruments set forth on Schedule 11.2.